UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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KEYCORP

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2017 Proxy Statement and

Notice of 2017 Annual Meeting

of Shareholders

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

March 29, 2017

Dear Shareholder,

We are pleased to invite you to KeyCorp’s 2017 Annual Meeting of Shareholders on Thursday, May 18, 2017. The meeting will be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York 14222, beginning at 8:30 a.m., local time.

The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. We encourage you to read it carefully before voting. We hope you will attend the meeting, but even if you plan to attend we encourage you to vote your shares in advance of the meeting by telephone, online, or by returning your completed proxy card to us.

Every shareholder vote is important and we want to ensure your shares are represented at the meeting. Please vote your shares as promptly as possible.

Thank you for your continued support of KeyCorp. We look forward to seeing you at the meeting.

Sincerely,

Beth E. Mooney

Chairman of the Board and

Chief Executive Officer

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Notice of Annual Meeting of Shareholders of KeyCorp

Date and Time:	Thursday, May 18, 2017, at 8:30 a.m., local time

Place:	Albright-Knox Art Gallery 1285 Elmwood Avenue Buffalo, New York 14222

Items of Business:

At the meeting, the shareholders will vote on the following matters:

1.    Election of the 16 directors named in the proxy statement to serve for one-year terms expiring in 2018;

2.    Ratification of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2017;

3.    Advisory approval of KeyCorp’s executive compensation;

4.    Advisory approval of the frequency of the shareholder vote on KeyCorp’s executive compensation;

5.    A shareholder proposal seeking an independent Board Chairman; and

6.    Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date:	Shareholders of record of KeyCorp common shares at the close of business on Friday, March 24, 2017, have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

Delivery of Proxy Materials:	We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 3, 2017. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.

Internet Availability of Proxy Materials:	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 18, 2017: Our 2017 proxy statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2016, are available at www.envisionreports.com/key.

Voting:	It is important that your shares are represented and voted at the meeting. You may vote by telephone, online, or by mailing your signed proxy card in the enclosed return envelope if the proxy statement was mailed to you. If you do attend the meeting, you may withdraw any previously-voted proxy and personally vote on any matter properly brought before the meeting.

By Order of the Board of Directors

Paul N. Harris

Secretary and General Counsel

March 29, 2017

127 PUBLIC SQUARE

CLEVELAND, OHIO 44114

Proxy Statement

The Board of Directors of KeyCorp (“Key,” the “Company,” “our,” “us” or “we”) is furnishing you with this proxy statement to solicit shareholder proxies to be voted at the 2017 Annual Meeting of Shareholders to be held on May 18, 2017 (the “Annual Meeting”), and at all postponements and adjournments thereof. The 2017 Annual Meeting will be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York 14222.

The mailing address of our principal executive office is 127 Public Square, Cleveland, Ohio 44114. KeyCorp employs the cost-effective and environmentally-conscious “notice and access” delivery method. This allows us to give our shareholders access to a full set of our proxy materials online. Beginning on or about April 3, 2017, we will send to most of our shareholders, by mail or e-mail, a notice explaining how to access our proxy materials and vote online. This notice is not a proxy card and cannot be used to vote your shares. On or about April 3, 2017, we will also begin mailing paper copies of our proxy materials to shareholders who have requested them.

All record holders of KeyCorp common shares at the close of business on Friday, March 24, 2017, are entitled to vote. On that date, there were 1,082,015,914 KeyCorp common shares outstanding. Holders of KeyCorp common shares are entitled to one vote for each share held of record.

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. Please read the entire proxy statement before you vote.

2017 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	C&O	NCGC	Risk	Executive
Austin A. Adams	73	2016	Yes				✓
Bruce D. Broussard	54	2015	Yes		✓
Charles P. Cooley	61	2011	Yes	Chair		✓		✓
Gary M. Crosby	62	2016	No
Alexander M. Cutler (1)	65	2000	Yes		✓	Chair		✓
H. James Dallas	58	2005	Yes	✓
Elizabeth R. Gile	61	2010	Yes			✓	Chair
Ruth Ann M. Gillis	62	2009	Yes				✓
William G. Gisel, Jr.	64	2011	Yes		✓
Carlton L. Highsmith	65	2016	Yes			✓
Richard J. Hipple	64	2012	Yes	✓
Kristen L. Manos	57	2009	Yes	✓				✓
Beth E. Mooney	62	2010	No					Chair
Demos Parneros	55	2014	Yes				✓
Barbara R. Snyder	61	2010	Yes		✓			✓
David K. Wilson	62	2014	Yes				✓

(1)	Serves as KeyCorp’s independent Lead Director.

2016 Performance Highlights

2016 was a significant year for KeyCorp, with strong results and momentum across our businesses. Additionally, we successfully completed the acquisition of First Niagara Financial Group, Inc. (“First Niagara”), on August 1, 2016. The acquisition was the largest acquisition in Key’s 200-year history. The acquisition added $23 billion in loans, $27 billion in deposits, one million new clients, expanded capabilities, and a stronger market presence. We completed the conversion of branches, systems, and clients in October 2016, which resulted in adding over 300 new branches and over 400 new ATMs.

Other significant aspects of our 2016 performance included the following:

(1)	Non-GAAP financial measure. Please see Figure 4 on page 39 of our 2016 Annual Report on Form 10-K for more information on this non-GAAP measure and a reconciliation to the most comparable GAAP measure.

Positive Operating Leverage
Increased earnings per share by 8%, compared to 2015, excluding merger-related charges(1), and grew pre-provision net revenue(1) for the third consecutive year, excluding merger-related charges, as growth in revenue outpaced expenses
Produced strong results in our fee-based businesses, including a record year for investment banking and debt placement fees, cards and payments income, and corporate services income
Continued to effectively manage our expenses; cash efficiency ratio, excluding merger-related charges(1), improved over 150 basis points to 64.3% in 2016
Strong Risk Management
Maintained credit discipline with strong asset quality; net charge-offs to average loans ratio remained below our targeted range, at .29%
Disciplined Capital Management
Increased our quarterly common share dividend by 13% in the second quarter
Returned $133 million to shareholders in 2016 through common share repurchases following the First Niagara merger
First Niagara Merger
Successfully completed the First Niagara merger and the conversion of branches, systems, and clients

 2017 Proxy Statement Summary

Executive Compensation Highlights

The objectives of our executive compensation program are to:

•	Make pay decisions based on performance of the Company, the business unit and the individual;
•	Deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives; and
•	Support sustainable performance with policies that are focused on prudent risk-taking and the balance between risk and reward.

We support our compensation program with a number of best practices in governance and executive compensation, including the following:

What We Do:	What We Don’t Do:

☑     Impose robust stock ownership guidelines

☑     Subject shares to post-vesting holding period

☑     “Double trigger” change of control agreements

☑     Use tally sheets

☑     Review share utilization

☑     Retain an independent compensation consultant

☑     Subject all incentives to risk adjustment and clawback

☒ No employment agreements for executive officers ☒ No tax gross-ups ☒ No SERPs ☒ No hedging or pledging of KeyCorp securities ☒ No “timing” of equity grants ☒ No repricing of stock options

In 2016, KeyCorp demonstrated the ability to grow in a challenging environment. As a result of the momentum in our core businesses and our acquisition of First Niagara, we are now uniquely positioned to build on the progress we have made. We have clear and compelling strategic priorities, which include growing relationships, effectively managing risk and capital, generating strong returns, and achieving our financial targets. Our 2016 compensation highlights include:

Annual Incentive Plan
CEO Compensation
NEO Compensation
120% Funding
2016 total direct compensation of $8.1 million, including $2.7 million annual incentive (135% of target) and $4.4 million long-term incentive (110% of target)
Annual incentive plan payouts ranged from 120% to 135% of target for 2016
Funding reflects strong financial performance, but also quality of execution against challenging technology initiatives and aggressive First Niagara integration timeline
Target total direct compensation for 2017 increased to $7.8 million
2014 Performance Award funding of 91.4% of target driven by relative TSR below Peer Group median and the effect of the continued low-rate environment on cumulative EPS target

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance, and business conduct. Some of our corporate governance best practices include:

Director Elections

•	Annual elections for all directors (page 1)
•	Majority voting in uncontested elections (page 4)

Board Independence

•	All director nominees, other than Ms. Mooney and Mr. Crosby, are independent under the New York Stock Exchange’s and KeyCorp’s standards of independence (page 20)
•	Our standing Board committees (Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk) consist solely of independent directors (page 15)
•	Independent Lead Director—Alexander M. Cutler—with extensive responsibilities (page 14)
•	Annual Lead Director evaluation and review of Board leadership structure by independent directors (page 15)
•	Prior approval from the Lead Director of the Board agenda, schedule and materials (page 14)

Standing Board Committees

•	Audit Committee—14 meetings in 2016 (page 16)
•	Compensation and Organization Committee—7 meetings in 2016 (page 17)
•	Nominating and Corporate Governance Committee—6 meetings in 2016 (page 17)
•	Risk Committee—9 meetings in 2016 (page 18)

Practices and Policies

•	Experienced, diverse Board membership
•	Commitment to Board refreshment, with an average tenure of five years and four new directors added since 2015 (page 14)
•	Independent and non-management members of the Board met in executive session at every regular 2016 Board meeting (page 15)
•	Approximately 90% average attendance by directors at Board and committee meetings (page 16)
•	Strong Board leadership in the oversight of enterprise risk (pages 18 and 19)
•	Annual disclosure of KeyCorp political spending (page 23)
•	Strong director education program (page 22)

Shareholder Engagement

•	Active shareholder engagement program (page 21)
•	Directors are available to meet with our larger shareholders

For a more detailed discussion concerning KeyCorp’s corporate governance practices, please refer to the section entitled “The Board of Directors and Its Committees” beginning on page 14 of this proxy statement.

 2017 Proxy Statement Summary

Proposals for the Annual Meeting

Proposal	Page	Board Recommendation

1. Election of Directors You are being asked to elect 16 directors. Each of the nominees is standing for election to hold office until the 2018 Annual Meeting of Shareholders.	1	“FOR” each nominee

2. Auditor Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent auditor for fiscal year 2017. One or more representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions from shareholders.	68	“FOR”

3. Say-on-Pay You are being asked to give advisory approval of compensation paid to KeyCorp’s Named Executive Officers (as defined on page 28 of this proxy statement). This advisory vote has been held on an annual basis, and shareholders are also being asked to vote again on the frequency of the advisory vote (see Proposal Four).	69	“FOR”

4. Frequency of Say-on-Pay You are being asked to give advisory approval of how frequently KeyCorp should seek an advisory vote on the compensation of KeyCorp’s Named Executive Officers. This advisory vote is held once every six years.	70	FOR “1 YEAR”

5. Shareholder Proposal Seeking an Independent Board Chairman A shareholder proposal requesting that KeyCorp adopt a policy and amend its governance documents so that the role of Chairman of the Board of Directors be held by an independent director is being presented for vote.	71	“AGAINST”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 24, 2017.

Voting Online:	Registered holders can go to www.envisionreports.com/key and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form.

Voting by Telephone:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Voting by Mail:	Complete, sign, and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.

Voting in Person:	If you choose to attend the Annual Meeting in person, you will be asked to present photo identification and proof that you own KeyCorp common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares. Even if you plan to attend the Annual Meeting, we encourage all shareholders to vote in advance of the meeting.

i

 2017 Proxy Statement—Table of Contents

ii

PROPOSAL ONE: Election of Directors

Our Board of Directors (the “Board”), elected by KeyCorp’s shareholders, oversees the business and management of KeyCorp. Members of the Board monitor and evaluate KeyCorp’s business performance through regular communication with the CEO and senior management and by participating in Board and Board committee meetings. The Board is committed to sound and effective corporate governance policies and high ethical standards. The size of the Board will be fixed at 16 members, effective as of the Annual Meeting of Shareholders. Joseph A. Carrabba, who served as a director during 2016, will continue to serve as a director of KeyCorp until this Annual Meeting, when he will retire and his term as a director will end. Under KeyCorp’s Regulations, directors are elected to one-year terms expiring at each subsequent Annual Meeting of Shareholders.

Director Recruitment and Qualifications

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating, and recommending to the Board a slate of nominees for election at each Annual Meeting of Shareholders. All director nominees must have a record of high integrity and other requisite personal characteristics and must be willing to make the time commitment required of directors. The Nominating and Corporate Governance Committee uses the following criteria when evaluating candidates who may become nominees for director:

•	a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role with a large or recognized organization (private sector (profit or nonprofit), governmental, or educational);

•	a high level of professional or business expertise relevant to KeyCorp (including information technology, marketing, finance, banking or the financial industry, or risk management);

•	in the case of non-employee directors, satisfaction of the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors;

•	the candidate does not serve as a director of more than (i) two other public companies if he or she is a senior executive officer of a public company, or (ii) three other public companies if he or she is not a senior executive officer of a public company; and

•	the ability to think and act independently, as well as the ability to work constructively in the overall Board process.

The criteria used in director recruitment are flexible guidelines to assist in evaluating and focusing the search for director candidates.

The Board also considers whether the candidate would enhance the diversity of the Board in terms of gender, race, experience, and/or geography. The current composition of the Board reflects the Nominating and Corporate Governance Committee’s focus in this area and the importance of diversity to the Board as a whole, with five female directors, including the Chairman of our Board, and two minority directors.

In evaluating Board nominees who satisfy the above criteria, the committee also considers:

•	the skills and business experience currently needed for the Board by using a comprehensive skills matrix;

•	the current and anticipated composition of the Board in light of the business activities and strategic direction of KeyCorp and the diverse communities and geographies served by KeyCorp; and

 2017 Proxy Statement—Proposal One: Election of Directors

•	the interplay of the candidate’s expertise and professional/business background in relation to the expertise and professional/business background of current Board members, as well as such other factors (including diversity) as the committee deems appropriate.

The Chair of the Nominating and Corporate Governance Committee extends an invitation to join the Board as a first-time director or to stand for election as a first-time nominee for director after discussion with and approval by the committee as a whole. If the candidate accepts, the Nominating and Corporate Governance Committee recommends the candidate to the entire Board for final approval.

The Nominating and Corporate Governance Committee retains an independent search firm to assist with identifying director candidates. The Nominating and Corporate Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve its fees and the other terms of its engagement.

The Nominating and Corporate Governance Committee utilizes a matrix approach that tracks each director’s and director nominee’s qualities and qualifications in a tabular format to assist the committee in maintaining a well-rounded, diverse, and effective Board. In addition, the matrix approach helps the Nominating and Corporate Governance Committee identify any qualities, qualifications, and experience for potential director nominees that would help improve the composition of and add value to the Board. The Nominating and Corporate Governance Committee seeks directors who have held leadership positions in public companies and have experience in mergers and acquisitions, risk management, regulatory matters, the banking or financial industry, finance, cybersecurity, marketing, and retail and small business. The chart on the following page describes the qualifications and experience of our non-management directors who served on the Board during 2016.

Public Company Experience
12/16 Directors

As a public company, we are subject to regulations by the Securities and Exchange Commission and the New York Stock Exchange. We believe that directors who have held leadership positions in a public company possess an understanding of the regulations and considerations that are unique to a public company.

Mergers and Acquisitions
11/16 Directors

We regularly evaluate merger and acquisition and strategic partnership opportunities. Most recently, we completed the First Niagara merger, the largest acquisition in Key’s history. We value directors who have experience with mergers and acquisitions.

Cybersecurity
11/16 Directors

We rely heavily on information technology systems to conduct our business. A significant portion of our operations relies on the secure processing, storage, and transmission of personal and confidential information, such as the personal information of our customers. Cybersecurity experience is an increasingly important skill that we value in our directors.

Risk Management
8/16 Directors

Effectively managing risk and reward is one of Key’s strategic priorities. In light of the Board’s role in overseeing risk management and understanding the most significant risks facing Key, having directors with risk management experience is important to us.

Regulatory
7/16 Directors

Because we are subject to specialized regulations as a financial institution, we find it valuable to have directors with knowledge of banking regulations. Our Board also benefits from having a director who is a former bank regulator.

Banking or Financial Industry
6/16 Directors
We value directors who have experience in our industry. The First Niagara merger allowed us to increase the number of directors with experience in the banking industry.
Finance
5/16 Directors

We use numerous financial metrics to measure our performance and are also required to maintain certain minimum capital ratios. An understanding of finance and accounting is an important qualification for our directors. Several of our directors qualify as “audit committee financial experts” under SEC regulations.

Marketing
3/16 Directors
We operate in a highly competitive industry. As we strive to grow organically and increase our market share, having directors who have marketing experience is important to us.
Retail and Small Business
3/16 Directors

We provide banking products to our customers, including small businesses, through our network of branches and ATMs. We believe that directors with retail and small business experience provide valuable insight into our retail branch network.

 2017 Proxy Statement—Proposal One: Election of Directors

The Nominating and Corporate Governance Committee is continually in the process of identifying potential director candidates, and individual Board members are encouraged to submit any potential nominee to the Chair of the Nominating and Corporate Governance Committee. Shareholders may also submit potential director nominees by providing appropriate prior written notice to the Secretary of KeyCorp. Page 76 of this proxy statement includes important information for shareholders who intend to submit a director nomination for the 2018 Annual Meeting of Shareholders.

In accordance with the terms of the merger agreement pursuant to which KeyCorp acquired First Niagara, during 2016 KeyCorp increased the number of directors on the KeyCorp Board from 14 to 17, and the KeyCorp Board appointed three former First Niagara directors to fill the vacancies. The three new directors, Austin A. Adams, Gary M. Crosby, and Carlton L. Highsmith, were reviewed and approved by the Nominating and Corporate Governance Committee and the full Board of Directors. Our new directors enhance our Board with their knowledge of the First Niagara businesses and the geographic markets in which First Niagara operated as well as by adding additional experience in the banking industry and with cybersecurity matters.

Election Process

KeyCorp has adopted a majority voting standard in uncontested elections of directors and plurality voting in contested elections. In an uncontested election, a nominee must receive a greater number of votes “FOR” than “AGAINST” his or her election. If an uncontested nominee who is already a director receives more “AGAINST” votes than “FOR” votes, that director nominee will continue to serve as a “holdover director,” but must submit to the Board an offer to resign as a director. The Nominating and Corporate Governance Committee will consider the holdover director’s resignation and will submit a recommendation to accept or reject the resignation to the Board. The Board (excluding the holdover director) will act on the committee’s recommendation and publicly disclose its decision.

2017 Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the individuals identified on the following pages for election as directors. Each nominee is currently a director of KeyCorp. Biographical information for each nominee is provided as of the most recent practicable date. The Board believes that the qualifications and experience of the director nominees, as described below, will contribute to an effective and well-functioning Board. The Board and the Nominating and Corporate Governance Committee believe that the directors, individually and as a whole, possess the necessary qualifications to provide effective oversight of KeyCorp’s business and quality advice and counsel to KeyCorp’s management.

If elected, each nominee will continue to serve as a director until KeyCorp’s 2018 Annual Meeting of Shareholders or until he or she resigns or is otherwise removed and his or her successor is duly elected and qualified. There is no reason to believe that any of these director nominees will be unable or unwilling to serve if elected. Should any nominee be unable to accept nomination or election, the proxies may be voted for the election of a substitute nominee recommended by the Board. Alternatively, the Board may recommend a shareholder vote holding the position vacant, to be filled by the Board at a later date.

Our Corporate Governance Guidelines provide that an incumbent director is not eligible to stand for election as a director upon reaching age 72. The Board of Directors has the authority to waive the retirement age for a specific director for special circumstances. Such a waiver has been granted with respect to Austin A. Adams, who is currently 73 years old. Mr. Adams joined the Board on August 1, 2016, in connection with the First Niagara merger. As a former director of First Niagara, the Board believes that Mr. Adams’s continued presence on the Board will facilitate our post-merger integration efforts and that Mr. Adams enhances our Board with his experience in the banking industry and with cybersecurity matters. The Board thus granted Mr. Adams a waiver from the retirement age limit under our Corporate Governance Guidelines for the upcoming term.

The Board of Directors unanimously recommends that shareholders vote “FOR” each of the director nominees identified on the following pages.

 2017 Proxy Statement—Proposal One: Election of Directors

Austin A. Adams

Age:	73
Director Since:	2016
KeyCorp Committee(s):	Risk Committee
Other Public Directorships:	Spectra Energy Corp (since 2007) CommScope Holding Company, Inc. (since 2014)
Biography:	Mr. Adams joined the Board in August 2016 in connection with the First Niagara merger. In 2006, Mr. Adams retired as Executive Vice President and Corporate Chief Information Officer (“CIO”) at JPMorgan Chase (“JPM”). Mr. Adams joined JPM upon its merger with Bank One in July 2004. Prior to the merger, he held CIO positions at Bank One and First Union Corporation. From 2011 to 2014, he served as Chairman of the Board of CommunityOne Bank, N.A. Mr. Adams was recognized as the 2004 CIO of the Year by Waters magazine, and in 2002, Business 2.0 magazine named him one of the 16 most influential technology people in the world.

Select Qualifications and Experience

●	A 35-year banking veteran with significant experience overseeing technology and operations at large financial institutions.

●	As CIO at JPM, was a member of the 13-person Operating Committee and was responsible for 28,000 employees and a $7 billion budget.

Bruce D. Broussard

Age:	54
Director Since:	2015
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	Humana, Inc. (since 2013) U.S. Physical Therapy, Inc. (1999–2011)
Biography:	Mr. Broussard is the President and Chief Executive Officer and a Director of Humana, Inc., a publicly-held health and well-being company. Prior to his election as Humana’s Chief Executive Officer in 2013 and as President in 2011, Mr. Broussard held numerous senior executive and senior financial roles with McKesson Corporation, a health care services company, and its predecessor U.S. Oncology. Mr. Broussard also previously served as a director of U.S. Physical Therapy, Inc. from 1999 to 2011. Mr. Broussard is a member of the Business Roundtable and a member of the Board of Directors of America’s Health Insurance Plans (AHIP), serving on AHIP’s Executive Committee.

Select Qualifications and Experience

●	Significant executive leadership experiences in the highly-regulated healthcare and insurance industries, including Chief Executive and Chief Financial Officer roles with Humana, McKesson Corporation, Harbor Dental, Inc., Sun Healthcare Group, Inc., and Regency Health Services, Inc.

●	Extensive financial and accounting background with healthcare and health insurance companies and major global accounting firms.

Charles P. Cooley

Age:	61
Director Since:	2011
KeyCorp Committee(s):	Audit (Chair) Nominating and Corporate Governance Executive
Other Public Directorships:	Modine Manufacturing Company (since 2006)
Biography:	Mr. Cooley was the Chief Financial Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals and technologies in the global transportation, industrial, and consumer markets, from 1998 until his retirement in 2011. Mr. Cooley had global responsibility for The Lubrizol Corporation’s finance function and its corporate development and strategic planning activities. Mr. Cooley is the Chair of the Board of Trustees of Hawken School in Cleveland and a Trustee of the Cleveland Institute of Music. He is also a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

●	Former Chief Financial Officer of The Lubrizol Corporation, where he was responsible for finance, accounting, and capital planning. Held finance positions of increasing responsibility at Atlantic Richfield Company for over fifteen years, including treasury, capital markets, corporate development, financial reporting, and operating segment financial management. Mr. Cooley qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

●	As Chief Financial Officer of The Lubrizol Corporation, had significant responsibility for financial risk management of a global publicly-traded enterprise.

Gary M. Crosby

Age:	62
Director Since:	2016
Biography:	Mr. Crosby joined the Board in August 2016 in connection with the First Niagara merger. Mr. Crosby served as President and Chief Executive Officer and as a Director of First Niagara from 2013 through the consummation of the merger. He joined First Niagara as Chief Administrative Officer in 2009 and served as Chief Operating Officer from 2010-2013. In 2004, Mr. Crosby was asked to help the Buffalo City School District as Chief Financial Officer and Chief Operating Officer and provided his service to the district by spearheading its financial management reform until 2009. Mr. Crosby also was a venture capital partner with Seed Capital Partners and a founding shareholder of ClientLogic Corporation, serving as Chief Financial and Chief Operating Officer. He has also held senior financial leadership positions in banking and manufacturing and was a CPA with KPMG Peat Marwick. Mr. Crosby is President of the First Niagara Foundation, a director of the Buffalo Public Schools Foundation and Trustee Emeritus of the YMCA Buffalo Niagara.

Select Qualifications and Experience

●	As former Chief Executive Officer of First Niagara, brings extensive knowledge of the First Niagara businesses and the geographic markets in which First Niagara operated as well as leadership experience in the banking industry.

●	Significant experience in financial management, accounting, operations, risk management, mergers and acquisitions, and integration of acquired companies from a distinguished career as Chief Financial Officer, Chief Operating Officer, and Chief Executive Officer across a wide variety of industries and public companies.

 2017 Proxy Statement—Proposal One: Election of Directors

Alexander M. Cutler

Age:	65
Director Since:	2000
KeyCorp Committee(s):	Nominating and Corporate Governance (Chair) Compensation and Organization Executive
Other Public Directorships:	Eaton (2000-2016) E.I. du Pont Nemours and Company (since 2008)
Biography:	Mr. Cutler is KeyCorp’s independent Lead Director. From 2000 through May of 2016, he was the Chairman and Chief Executive Officer of Eaton, a publicly-held, global diversified power management company with approximately 97,000 employees that sells products to customers in more than 175 countries. He is a member of the board of directors of the United Way of Greater Cleveland and the Musical Arts Association.

Select Qualifications and Experience

●	Experience across a wide range of senior management and executive roles with Eaton and certain of its predecessor companies. Significant corporate governance experience and public company board experience through his role as Chairman of Eaton, his service on the E.I. du Pont Nemours and Company board, and as a former member of the Executive Committee of the Business Roundtable.

●	Extensive experience negotiating and completing acquisitions and divestitures and integrating acquired companies gained through leadership positions with Eaton.

H. James Dallas

Age:	58
Director Since:	2005
KeyCorp Committee(s):	Audit
Other Public Directorships:	Cappella Education Company (since 2015) WellCare Health Plans, Inc. (since 2016)
Biography:	In 2013, Mr. Dallas retired as Senior Vice President of Quality and Operations at Medtronic Inc., a global medical technology company. Mr. Dallas, who joined Medtronic Inc. in 2006, had previously served as Senior Vice President and Chief Information Officer at Medtronic Inc. Mr. Dallas’s responsibilities included executing cross-business initiatives to maximize the company’s global operating leveraging. Mr. Dallas also served as a member of Medtronic Inc.’s executive management team. Mr. Dallas is an independent consultant focusing on information technology strategy and risk. He also serves as vice chairman of the Atlanta Community Food Bank and on the Board of Grady Memorial Hospital Corporation.

Select Qualifications and Experience

●	Significant experience with information technology, information technology security and data privacy, including prior service as the Chief Information Officer of Medtronic Inc. and, prior to that, as Chief Information Officer of Georgia-Pacific Corporation.

●	As Chief Information Officer for major public corporations, had primary responsibility for risks related to information technology and security. As Senior Vice President of Quality and Operations with Medtronic Inc., held significant responsibility for operational risk management.

Elizabeth R. Gile

Age:	61
Director Since:	2010
KeyCorp Committee(s):	Risk (Chair) Nominating and Corporate Governance
Biography:	In 2005, Ms. Gile retired from Deutsche Bank AG where she was Managing Director and the Global Head of the Loan Exposure Management Group (2003 to 2005). From 2007 to 2009, Ms. Gile was Managing Director and Senior Strategic Advisor to BlueMountain Capital Management, a hedge fund management company. Ms. Gile has been a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas since 2005 and serves in leadership roles in a number of civic and community organizations.

Select Qualifications and Experience

●	A distinguished career in the banking, finance, and capital markets industries with leading global financial institutions. Significant roles with J.P. Morgan, Deutsche Bank AG, and Toronto Dominion Securities managing loan portfolios, capital markets, derivatives and corporate lending transactions, and credit research.

●	As Global Head of the Loan Exposure Management Group for Deutsche Bank AG, had global responsibility for managing the credit risk of loans and lending-related commitments, giving her experience in identifying, assessing, and managing risk exposures of a large, complex financial firm.

Ruth Ann M. Gillis

Age:	62
Director Since:	2009
KeyCorp Committee(s):	Risk
Other Public Directorships:	Potlatch Corporation (2003–2013) Snap-on Incorporated (since 2014) Voya Financial Inc. (since 2015)
Biography:	From 2008 until her retirement in 2014, Ms. Gillis served as the Executive Vice President and Chief Administrative Officer of Exelon Corporation, a publicly-held electric utility company. Ms. Gillis also served as President of Exelon Business Services Company, a subsidiary of Exelon Corporation. She served as a member of the Exelon Corporation’s executive committee, pension investment committee, and the corporate risk management committee, and was a member of the Exelon Foundation Board. Prior to those roles, she served as Chief Financial Officer of Exelon Corporation. Ms. Gillis serves on the Boards of Trustees of the Lyric Opera of Chicago and the Goodman Theatre.

Select Qualifications and Experience

●	Served as Chief Financial Officer of Exelon Corporation and as Chief Financial Officer and Treasurer of Unicom Corporation.

●	Significant experience with operational and financial risk management as Chief Administrative Officer and former Chief Financial Officer of Exelon Corporation. Extensive leadership and experience leading organizations in highly-regulated industries such as banking, healthcare and utilities.

 2017 Proxy Statement—Proposal One: Election of Directors

William G. Gisel, Jr.

Age:	64
Director Since:	2011
KeyCorp Committee(s):	Compensation and Organization
Other Public Directorships:	MOD-PAC CORP. (2002–2013) Moog Inc. (since 2012)
Biography:	Mr. Gisel is the President and Chief Executive Officer of Rich Products Corporation, a global manufacturer and supplier of frozen foods with annual sales of approximately $3.5 billion. Rich Products Corporation is a leading supplier to the consumer products, food service and bakery segment of the food industry internationally. Prior to becoming Chief Executive Officer in 2006, Mr. Gisel began his career at Rich Products Corporation as General Counsel and also spent four years at Philips, Lytle, LLC. Mr. Gisel is a member of the Board of Directors of the Grocery Manufacturers Association and a Trustee of John R. Oishei Foundation.

Select Qualifications and Experience

●	In various capacities with Rich Products Corporation, led the company’s expansion into foreign markets, including Asia, Africa, Europe, and Latin America. As President of Rich Products Corporation’s Food Group and its Chief Operating Officer, managed the international expansion of Rich Products Corporation through acquisitions and organic growth.

●	As Chief Executive Officer of Rich Products Corporation, responsible for directing the company’s overall strategy and its worldwide business operations. Has held positions of increasing responsibility with Rich Products Corporation, including as Chief Operating Officer and President of the company’s Food Group and Executive Vice President for International and Strategic Planning.

Carlton L. Highsmith

Age:	65
Director Since:	2016
KeyCorp Committee(s):	Nominating and Corporate Governance Committee
Biography:	Mr. Highsmith joined the Board in August 2016 in connection with the First Niagara merger. He was a member of First Niagara’s Board since 2011, serving on the Governance/Nominating Committee and the Audit Committee. He previously served on the Board of NewAlliance Bancshares from 2006 until it was acquired by First Niagara in 2011. He founded The Specialized Packaging Group (“SPG”) based in Hamden, Connecticut in 1983, and served as its President and Chief Executive Officer from 1983 to 2009. Mr. Highsmith is a Trustee of Quinnipiac University, Chairman of Connecticut Center for Arts & Technology, and Chairman of I Have a Dream, New Haven. He served on the Federal Reserve Bank of Boston Community Development Advisory Council of New England.

Select Qualifications and Experience

●	Successful corporate executive and entrepreneur with significant bank board experience, having served on both the NewAlliance and First Niagara Board of Directors.

●	Under Mr. Highsmith’s leadership, SPG grew to become the largest minority owned, and 7th largest overall, manufacturer of paperboard packaging in North America before it merged with PaperWorks Industries in 2009.

Richard J. Hipple

Age:	64
Director Since:	2012
KeyCorp Committee(s):	Audit
Other Public Directorships:	Materion Corporation (since 2006) Ferro Corporation (since 2007)
Biography:	Mr. Hipple is the Executive Chairman of Materion Corporation (formerly known as Brush Engineered Materials Inc.), a publicly-held manufacturer of highly engineered advanced materials and related services. Mr. Hipple previously served as Chairman of the Board and Chief Executive Officer of Materion Corporation from 2006 to 2017 and President from 2005 to 2017. Prior to that, Mr. Hipple served in the steel industry for 26 years in a number of capacities, including project engineer, strategic planning, supply chain management, operations, sales and marketing, and executive management. Mr. Hipple is a trustee for the Manufacturers Alliance for Productivity and Innovation, Inc., Chairman of the Trustees of the Cleveland Institute of Music, and a director of the Greater Cleveland Partnership.

Select Qualifications and Experience

●	Extensive exposure to global commerce as former Chief Executive Officer of Materion Corporation, which serves customers in more than 50 countries and employs 2,500 people worldwide, and as a director of Ferro Corporation, a leading developer in technologies for the ceramics, electronics, glass, and pigment markets with facilities in 26 countries and sales in more than 100 countries. With significant experience in the oversight and management of financial risks, Mr. Hipple qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.

●	Significant corporate governance and executive-level management experience, including as the Executive Chairman and former President and Chief Executive Officer of Materion Corporation and as Chairman of the Compensation Committee of Ferro Corporation, both publicly-traded companies.

Kristen L. Manos

Age:	57
Director Since:	2009
KeyCorp Committee(s):	Audit Executive
Other Public Directorships:	American Capital, Ltd. (since 2015)
Biography:	Ms. Manos is a partner with Sanderson Berry, a business strategy and advisory services firm. In 2014, Ms. Manos retired as President, Americas of Wilsonart LLC, the leading producer of high pressure decorative laminate products in North America. From 2004 to 2009, Ms. Manos served as President of Herman Miller North American Office and Executive Vice President of Herman Miller Inc., a global manufacturer and distributor of furnishings for a wide variety of professional and residential environments. She has participated in corporate risk evaluation, risk management, and scenario planning for both Wilsonart and Herman Miller, as well as for Herman Miller clients related to their facilities. Ms. Manos serves on the board of Columbia Forest Products, which is the largest hardwood plywood manufacturer in the United States. She has also served on the boards of American Capital Ltd., Select Comfort Corp, Holland Hospital, and International Relief and Development, where she also served as Interim Chief Executive Officer for four months in 2014.

Select Qualifications and Experience

●	As President, Americas, of Wilsonart LLC, Ms. Manos was responsible for the direction and operation of a $600 million organization, and led the company through its sale to private equity. In prior roles as Executive Vice President and President of Herman Miller North American Office Environments, was responsible for the direction and operation of a $1.5 billion organization.

●	During her tenure with Herman Miller, Inc., held responsibility for marketing and development where she established a branding strategy and a vertical selling strategy in education and healthcare. Responsible for high-level business strategy, development, and assessment as a partner with Sanderson Berry.

 2017 Proxy Statement—Proposal One: Election of Directors

Beth E. Mooney

Age:	62
Director Since:	2010
KeyCorp Committee(s):	Executive (Chair)
Other Public Directorships:	AT&T (since 2013)
Biography:	Ms. Mooney has been KeyCorp’s Chairman and Chief Executive Officer since May 1, 2011. She was elected President and Chief Operating Officer on November 18, 2010, and served in that role until she became Chairman and Chief Executive Officer. Ms. Mooney joined KeyCorp in 2006 as Vice Chair and head of Key Community Bank. Prior to joining KeyCorp, Ms. Mooney served in a number of executive and senior finance roles with banks and bank holding companies including AmSouth Bancorp (where she served as Chief Financial Officer), Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group, and Republic Bank of Texas/First Republic. Ms. Mooney is a member of The Clearing House and the Financial Services Roundtable, a Board member of the Greater Cleveland Partnership and Catalyst, and a Trustee of the Musical Arts Association and the Cleveland Clinic Foundation. On January 1, 2017, Ms. Mooney was appointed to a one-year term on the Federal Advisory Council of the Federal Reserve Board of Cleveland.

Select Qualifications and Experience

●	Over 30 years of financial services experience in retail banking, commercial lending, and real estate financing with KeyCorp and other significant banking organizations across the United States. Significant executive and leadership experience in prior roles such as Chief Operating Officer of KeyCorp and Chief Financial Officer of AmSouth Bancorp.

●	As Chief Executive Officer and former Chief Operating Officer of KeyCorp, leads the operations of one of the largest financial service companies in the United States with nearly 20,000 employees. Provides critical insight on KeyCorp’s business and operations to the Board of Directors.

Demos Parneros

Age:	55
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Mr. Parneros is the Chief Operating Officer of Barnes & Noble, Inc. From January 2013 until March 2016, Mr. Parneros was President, North American Stores and Online, for Staples, Inc., a publicly-held company and the world’s largest office products supply company and second largest internet retailer with 2015 revenues of more than $20 billion and 34,000 full-time employees worldwide. Previously, Mr. Parneros served as President, U.S. Stores, for Staples, Inc. He joined Staples, Inc. in October 1987, and served in various capacities including Senior Vice President of Operations from March 1999 to March 2002 and Vice President of Operations from October 1996 to February 1999.

Select Qualifications and Experience

●	Held executive responsibility for Staples, Inc.’s largest business segment, North American Stores and Online, and for all aspects of Staples, Inc.’s online and mobile retail operation. In this position, had responsibility for creating, communicating, and implementing company vision and direction, and providing leadership in negotiations with vendors and firms.

●	Extensive experience developing complementary and integrated online and brick and mortar retail strategies, integrating technology into traditional retail stores to enhance convenience and the customer experience, and leveraging mobile and online experiences to capture next-generation consumers.

Barbara R. Snyder

Age:	61
Director Since:	2010
KeyCorp Committee(s):	Compensation and Organization Executive
Other Public Directorships:	Progressive Insurance Corporation (since 2014)
Biography:	Ms. Snyder has been the President of Case Western Reserve University, a private research university located in Cleveland, Ohio, since 2007. Prior to joining Case Western Reserve University, Ms. Snyder served as Executive Vice President and Provost of The Ohio State University (“OSU”). She served as a faculty member of OSU’s Moritz College of Law from 1998 to 2007. From 2000 to 2007 she held the Joanne W. Murphy/Classes of 1965 and 1973 Professorship at OSU. Ms. Snyder serves on the boards of several nonprofit organizations including the Greater Cleveland Partnership. She was the chair of the board of the Business-Higher Education Forum, an organization of senior business and higher education leaders dedicated to strengthening America’s competitiveness by partnering on workforce solutions.

Select Qualifications and Experience

●	President of Case Western Reserve University, one of the nation’s leading universities and a major private research institution with significant focus on science, engineering, and technology. Since 2007, Case Western Reserve University has tripled undergraduate admissions applications, become twice as selective, and dramatically increased the academic quality of the entering class.

●	Under Ms. Snyder’s leadership, Case Western Reserve University has experienced unprecedented fundraising success, setting new records for annual attainment and reaching a $1 billion capital campaign goal two years ahead of schedule.

David K. Wilson

Age:	62
Director Since:	2014
KeyCorp Committee(s):	Risk
Biography:	Until his retirement in January 2014, Mr. Wilson served in a variety of positions with the Office of the Comptroller of the Currency (“OCC”) over the course of a 32-year career, including as Examiner-In-Charge (“EIC”) of two global banks and in a number of policy focused roles. In 2009, Mr. Wilson transitioned from Large Bank EIC into policy work, initially as Senior National Bank Examiner and co-chair of the OCC’s National Risk Committee. In 2010, he was appointed Deputy Comptroller for Credit and Market Risk. He then briefly served as Senior Deputy Comptroller and Chief National Bank Examiner before returning to the field as an EIC. Mr. Wilson is an independent consultant focusing on bank regulatory and risk strategy matters. He is also a member of the Board of Directors of KeyBank.

Select Qualifications and Experience

●	Significant bank regulatory and risk strategy expertise, including providing advice and counsel to the Comptroller of the Currency, testifying before Congress, developing policy, and regulatory rulemaking following the Dodd-Frank Act.

●	Extensive experience and understanding of the financial services regulatory climate, including participating in the Financial Stability Oversight Council (“FSOC”), serving as the OCC representative on FSOC’s Systemic Risk Committee, and chairing the Federal Financial Institutions Examination Council Task Force on Supervision.

The Board of Directors and Its Committees

Effective August 1, 2016, upon the closing of the First Niagara merger, the Board added Mr. Adams, Mr. Crosby, and Mr. Highsmith from the First Niagara Board, at which point the Board became comprised of 15 independent directors, one member of management (Ms. Mooney), and one non-management, non-independent director (Mr. Crosby). During the first seven months of 2016, the Board was comprised of 13 independent directors and one member of management (Ms. Mooney). The Board has added four new directors since 2015. Including the three newest directors added to the Board as a result of the First Niagara merger, both the median and average tenure of our current Board members is five years.

Board Leadership Structure

Our Board is committed to independent Board leadership. The Board’s independent leadership and oversight responsibilities are realized through the guidance of our independent Lead Director, through our independent Board committee chairs, and through the full involvement of each of our independent directors. KeyCorp’s independent directors have elected Alexander M. Cutler, who has served on the Board since 2000, as the Board’s independent Lead Director for 2017.

Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent and non-management directors held after each regularly scheduled Board meeting;

•	serves as liaison between the Chairman and the independent and non-management directors;

•	approves Board meeting schedules as well as meeting materials and agendas for each full Board meeting and executive sessions of independent and non-management directors;

•	has the authority to call meetings of the independent and non-management directors or the full Board at any time;

•	participates in discussions with major shareholders regarding governance matters as part of KeyCorp’s proactive shareholder engagement approach;

•	is in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp, and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage;

•	advises on the retention of independent consultants to the Board;

•	interviews all candidates for election to the Board;

•	oversees changes to the composition of Board committees;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent Committee Chairs, providing guidance, coordination, and advice for the committees;

•	together with the Chair of the Compensation and Organization Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer; and

•	is available for additional duties as they may arise.

The Lead Director seeks input from independent and non-management directors during executive sessions with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent and non-management directors while engaging in the agenda-building process.

Annually, the independent and non-management directors assess the effectiveness of the Lead Director and provide important feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is conducted with the Lead Director excused from participation.

Each standing committee of the Board is chaired by an independent director and consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. During 2016, four of our independent directors were or had been chief executive officers with public companies.

In 2011, the Board elected Beth Mooney as KeyCorp’s Chairman and Chief Executive Officer. The Board believes that KeyCorp has been well served by Ms. Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, an independent Board, and independent key committees provide the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place to facilitate the work of the Board and its committees, results in the Board effectiveness and efficiency that our shareholders expect. At last year’s Annual Meeting, 73% of the shares represented at the meeting voted against a shareholder proposal to require an independent Board Chairman.

The Board annually (or more often if a new Chief Executive Officer is selected) evaluates KeyCorp’s leadership structure to assess whether it remains appropriate for the Company, taking into account a variety of factors including KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. The Board believes that a primary consideration for KeyCorp is that, as a large financial institution subject to significant regulation, KeyCorp must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, through our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

The Board believes it is in the best interest of KeyCorp and its shareholders to maintain the flexibility to determine the best way to realize independent Board leadership, rather than establishing a leadership structure through rigid policy. In this regard, our Regulations provide the Board with flexibility to separate or combine the roles of Chairman and Chief Executive Officer as it deems necessary from time to time and on a case-by-case basis.

Board and Committee Responsibilities

KeyCorp’s Board of Directors delegates various responsibilities and authority to its four standing committees: Audit, Compensation and Organization, Nominating and Corporate Governance, and Risk. The Board has also established an Executive Committee that serves the functions described on page 18 of this proxy statement. The committees regularly report on their activities and actions to the full Board. The Board, with the recommendation of the Nominating and Corporate Governance Committee and in consultation with the Lead Director, appoints the members of the committees, and has determined that each member of a standing committee is an independent director under New York Stock Exchange independence standards.

The Board held 14 meetings during 2016. At every regularly-scheduled Board meeting, the independent and non-management members of the Board met in executive session (i.e., without

 2017 Proxy Statement—The Board of Directors and Its Committees

Ms. Mooney or any other employee of KeyCorp present). The members of the Board attended, on average, approximately 90% of Board meetings and committee meetings held during the period for which he or she was a director during 2016. No director attended less than 75% of such meetings. KeyCorp Board members are expected to attend the Annual Meeting of Shareholders, and all Board members serving at that time did so for the 2016 Annual Meeting of Shareholders.

The following describes the responsibilities and current membership of the standing committees of the Board and the number of times each committee met in 2016. Mr. Carrabba will continue to serve on the Board and his respective committees until the Annual Meeting, when he will retire and his term as a director will end.

Audit Committee
Chair: Charles P. Cooley Other Members: H. James Dallas Richard J. Hipple Kristen L. Manos Number of Meetings in 2016: 14

Primary Responsibilities

•     Oversees the development of, and reviews, the financial information provided to KeyCorp’s shareholders

•     Is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor, oversees the audit fees negotiations with our independent auditor, and has sole authority to approve audit fees

•     Has responsibility over all KeyCorp risk review functions (including internal audit), financial reporting, legal matters, and fraud risk

•     Oversees any material examinations of KeyCorp and its affiliates conducted by federal, state, or other authorities, and may supervise and direct any other special projects or investigations the committee deems necessary

•     Together with the Risk Committee, oversees and reviews our allowance for loan and lease losses methodology, and

•     Serves as the audit committee for KeyCorp’s subsidiary, KeyBank.

Independence

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards.

Audit Committee Financial Experts

The Board of Directors has determined that Mr. Cooley and Mr. Hipple each qualify as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

Compensation and Organization Committee
Chair: Joseph A. Carrabba Other Members: Bruce D. Broussard Alexander M. Cutler William G. Gisel, Jr. Barbara R. Snyder Number of Meetings in 2016: 7

Primary Responsibilities

•     Supports KeyCorp’s efforts to attract, retain, develop, and reward talent so that we can achieve our business objectives

•     Is responsible for overseeing the compensation of our senior executives, certain of our compensation programs, and our talent management and organizational development processes

•     Evaluates the competitiveness of our compensation programs and assesses the effectiveness of our succession planning, leadership development, and strategic hiring objectives

•     Approves the performance goals, performance objectives, and the compensation of our Chief Executive Officer and other senior executives and evaluates their performance relative to those goals and objectives

•     Establishes our overall compensation philosophy and oversees the implementation of this philosophy as it relates to our incentive compensation arrangements, including through approval of our incentive compensation policy

•     Is responsible for enforcing the compensation clawback policy

•     Appoints, directs, and oversees its independent advisors and performs additional duties described in its Charter, and

•     May delegate its authority to a subcommittee of its members and may allow limited delegations to management.

Independence

The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards.

Further discussion of the Compensation Committee can be found beginning on page 28 of this proxy statement under the heading “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee
Chair: Alexander M. Cutler Other Members: Joseph A. Carrabba Charles P. Cooley Elizabeth R. Gile Carlton L. Highsmith Number of Meetings in 2016: 6

Primary Responsibilities

•     Recommends to the Board nominees to stand for election as directors

•     Oversees the annual Board self-assessment process (including individual director self-assessments and the evaluation of the Lead Director), as well as KeyCorp’s policies and practices on significant issues of corporate social responsibility

•     Oversees corporate governance matters generally

•     Oversees and reviews KeyCorp’s directors’ and officers’ liability insurance program

•     Supports the Compensation and Risk Committees by facilitating a meeting of all independent Board committee Chairs to discuss the linkage between enterprise risk and compensation at KeyCorp, and

•     With the aid of market data, annually reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans (no executive officer of KeyCorp has any role in determining the amount of director compensation, although the committee may seek assistance from our executive officers in designing equity compensation programs for directors).

 2017 Proxy Statement—The Board of Directors and Its Committees

Risk Committee
Chair: Elizabeth R. Gile Other Members: Austin A. Adams Ruth Ann M. Gillis Demos Parneros David K. Wilson Number of Meetings in 2016: 9

Primary Responsibilities

•     Is responsible for assisting the Board with strategies, policies, procedures, and practices relating to the assessment and management of KeyCorp’s enterprise-wide risks, including credit risk, market risk, liquidity risk, compliance risk, operational risk, and other risks

•     Plays a crucial role in overseeing KeyCorp’s capital adequacy and compliance with regulatory capital requirements

•     Annually reviews and approves capital plan submissions to KeyCorp’s regulatory authorities and recommends share repurchase authorizations to the Board consistent with approved capital plans

•     May exercise such authority as the Board delegates in connection with the authorization, sale, and issuance by KeyCorp of debt and other equity securities, and

•     Together with the Audit Committee, oversees and reviews the allowance for loan and lease losses methodology.

The Board also has an Executive Committee, comprised of Ms. Mooney (Chair), Mr. Carrabba, Mr. Cooley, Mr. Cutler, Ms. Manos, and Ms. Snyder, which may exercise the authority of the Board, to the extent permitted by law, on any matter requiring Board or committee action between Board or committee meetings. The Executive Committee did not hold any meetings in 2016.

Board Oversight of Risk

Our Board leadership and committee structure supports the Board’s risk oversight function. Generally, each Board committee oversees the following risks:

•	The Risk Committee has primary oversight responsibility for enterprise-wide risk at KeyCorp, including credit risk, market risk, liquidity risk, compliance risk, operational risk, as well as reputational and strategic risks, and oversight of the actions taken to mitigate these risks.

•	The Audit Committee has primary oversight responsibility for internal audit, financial reporting, legal matters, and fraud risk.

•	The Compensation Committee has primary oversight responsibility for risks related to KeyCorp’s compensation policies and practices.

•	The Nominating and Corporate Governance Committee has primary oversight responsibility for significant issues of corporate social responsibility.

The Audit and Risk Committees jointly oversee and review the allowance for loan and lease losses methodology.

The committees receive, review, and evaluate management reports on risk for their areas of risk oversight. At each Board meeting, the Chair of each Board committee reports to the full Board on risk oversight issues.

Our Board structure enables the Board to exercise vigorous oversight of key issues relating to management development, succession and compensation, compliance and integrity, corporate governance, cybersecurity, and company strategy and risk. With respect to risk, the Board oversees that Key’s risks are managed in a manner that is effective and balanced and adds value for Key’s shareholders. The Board understands Key’s risk philosophy, approves Key’s risk appetite, inquires about risk practices, reviews the portfolio of risks, compares the actual risks to the risk appetite, and is apprised of significant risks, both current and emerging, and determines whether management is responding appropriately. With respect to risk and other areas that it oversees, the Board challenges management and promotes accountability.

KeyCorp has formed a senior level management committee, the Enterprise Risk Management Committee (“ERM Committee”), consisting of Ms. Mooney and other senior officers at KeyCorp, including William L. Hartmann, KeyCorp’s Chief Risk Officer. The ERM Committee meets weekly and is central to seeing that the corporate risk profile is managed in a manner consistent with KeyCorp’s risk appetite. The ERM Committee also is responsible for implementation of KeyCorp’s Enterprise Risk Management Policy that encompasses KeyCorp’s risk philosophy, policy framework, and governance structure for the management of risks across the entire company. The Risk Committee of the Board oversees KeyCorp’s risk management program, including the ERM Committee. The Board of Directors approves the Enterprise Risk Management Policy and sets the overall level of risk KeyCorp is willing to accept and manage in pursuit of its strategic objectives.

Oversight of Compensation-Related Risks

KeyCorp’s compensation program is designed to offer competitive pay for performance, aligned with KeyCorp’s short- and long-term business strategies, approved risk appetite and defined risk tolerances, and shareholders’ interests. Reviews of KeyCorp’s compensation plans by the Compensation Committee and KeyCorp management did not identify any plan that was reasonably likely to have a material adverse impact on KeyCorp or that would incentivize excessive risk-taking. The Compensation Committee also reviewed KeyCorp’s compensation plans to monitor compliance with KeyCorp’s risk management tolerances and safety and soundness requirements.

KeyCorp has a well-developed governance structure for its incentive compensation programs, including roles for the Board of Directors, senior management, lines of business and control functions. The Board oversees KeyCorp’s incentive compensation programs, primarily through the Compensation Committee, with additional input and guidance from its Nominating and Corporate Governance, Risk, and Audit Committees. In addition to directly approving compensation decisions for senior executives, the Compensation Committee also approves KeyCorp’s overall Incentive Compensation Policy and Program so that KeyCorp’s incentive compensation practices remain in alignment with KeyCorp’s risk management practices. KeyCorp’s Incentive Compensation Policy and Program are intended to enhance KeyCorp’s risk management practices by rewarding appropriate risk-based performance.

We maintain a detailed and effective strategy for implementing and executing incentive compensation arrangements that provide balanced risk-taking incentives. KeyCorp’s incentive compensation arrangements are designed, monitored, administered, and tested by a multidisciplinary team drawn from various areas of KeyCorp, including Risk Management. This team is charged with seeing that our incentive compensation arrangements align with risk management practices and support the safety and soundness of the organization. From initial plan design to individual awards, KeyCorp’s program incorporates sound compensation principles and risk-balancing at every stage of the incentive compensation process, including:

•	the identification of employees who have the ability to influence or control material risk;

•	the use of risk-balancing mechanisms across all incentive plans that take into account the primary risks associated with employee roles;

•	the deferral of incentive compensation to balance risk and align an employee’s individual interests with KeyCorp’s future success and safety and soundness;

•	the development of clawback policies and procedures to recoup certain incentive compensation paid to employees in the event of certain risk-based events; and

 2017 Proxy Statement—The Board of Directors and Its Committees

•	the annual assessment of risk-balancing features, the degree to which selective plan design features affect risk-taking, the alignment of incentive metrics with business objectives, the overall competitiveness of the pay opportunity, the participation of control functions, and the effectiveness of monitoring and administration of the plans.

Director Independence

The Board of Directors has determined that all members of the Board of Directors (i.e., Mss. Gile, Gillis, Manos, and Snyder, and Messrs. Adams, Broussard, Carrabba, Cooley, Cutler, Dallas, Gisel, Highsmith, Hipple, Parneros, and Wilson), other than Ms. Mooney and Mr. Crosby, are independent directors and independent for purposes of the committees on which they serve. This determination was made after reviewing the relationship of these individuals to KeyCorp in light of KeyCorp’s Standards for Determining Independence of Directors and the independence standards set by the New York Stock Exchange. Due to Mr. Crosby’s former position as Chief Executive Officer of First Niagara, the Board determined that Mr. Crosby was not an independent director.

To determine the independence of the members of the Board, the Board considered certain transactions, relationships, or arrangements described below between those directors, their immediate family members, or their affiliated entities, on the one hand, and KeyCorp or one or more of its subsidiaries, on the other hand. Certain directors, their respective immediate family members, and/or affiliated entities have commercial relationships with Key, such as consumer banking products or credit relationships. In addition, an affiliated entity of one of the directors received a charitable contribution from Key. The Board determined that all of these transactions, relationships, or arrangements were made in the ordinary course of business, were made on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party, complied with applicable banking laws, were immaterial, and did not impair any director’s independence. The value of the payments made during the year pursuant to the transactions with any affiliated entities of the directors did not in any of the last three fiscal years exceed 1% of the consolidated gross revenue of either KeyCorp, on the one hand, or the affiliated entity, on the other hand.

Related Party Transactions

Any transaction, relationship, or arrangement with KeyCorp or its subsidiaries in which a KeyCorp director, executive officer, or other related person has a direct or indirect material interest is subject to KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. The Nominating and Corporate Governance Committee is responsible for applying the policy and uses the following factors identified in the policy in making its determinations:

•	whether the transaction conforms to KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests;

•	whether the terms of the transaction are comparable to terms that could be obtained in arms’ length dealings with an unrelated third party;

•	whether the transaction must be disclosed under Item 404 of Regulation S-K under the Exchange Act; and

•	whether the transaction could call into question the independence of any of KeyCorp’s non-employee directors.

The policy provides exceptions for certain transactions, including those available to all KeyCorp employees generally, those involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, those involving the reimbursement of routine business expenses, and those occurring in the ordinary course of business.

Banking and Credit Transactions with KeyCorp Executive Officers and Directors

From time to time during 2016, the directors referenced in the “Director Independence” section above, some of our executive officers, and some of their immediate family members and affiliated entities were customers of or had transactions with KeyBank or other KeyCorp subsidiaries in the ordinary course of business. Additional transactions and banking relationships may continue in the future. In addition, First Niagara Bank, which became a wholly-owned subsidiary of KeyCorp effective upon the closing of the First Niagara merger and subsequently merged into KeyBank, previously made a residential mortgage loan to each of Mr. Crosby and an immediate family member of Mr. Crosby under First Niagara Bank’s loan program for employees, which included an interest rate discount. Mr. Crosby’s loan amount outstanding at December 31, 2016, was $358,627, and the largest amount outstanding on the loan during 2016 was $368,180. The amount of principal and interest paid during 2016 was $21,337, and the amount of interest payable during the remainder of the loan is $141,027. Subsequent to December 31, 2016, Mr. Crosby’s mortgage was paid in full. At December 31, 2016, the amount outstanding on the loan to Mr. Crosby’s immediate family member was $188,908, and the largest amount outstanding on the loan during 2016 was $193,416. The amount of principal and interest paid during 2016 was $10,898, and the amount of interest payable during the remainder of the loan is $83,537.

Except as described above regarding the residential mortgage loan for Mr. Crosby and his immediate family member, all loans, loan commitments, and transactions involving other financial products and services with our directors and executive officers were made in the ordinary course of business on substantially the same terms, including interest rate and collateral terms, as those prevailing at the time for comparable transactions with unrelated third parties and did not present heightened risks of collectability or other unfavorable features to KeyCorp or its subsidiaries.

Loans and extensions of credit by KeyBank to our directors, executive officers, and their affiliated entities were made in compliance with Regulation O under federal banking law and KeyBank’s related policies and procedures. In addition to satisfying the standard set forth in the preceding paragraph, our Regulation O policies and procedures require that:

•	the amount of credit extended does not exceed individual and aggregate lending limits, depending upon the identity of the borrower and the nature of the loan; and

•	any extension of credit in excess of $500,000 be approved by the Board of Directors of KeyBank.

Shareholder Engagement

In order for management and the Board to better understand and consider shareholders’ perspectives, we regularly communicate with our larger shareholders to solicit and discuss their views on governance, executive compensation and other matters. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our shareholders.

During fiscal 2016, members of management and our independent Lead Director participated in discussions with a number of institutional shareholders, including many of our largest shareholders. Overall, participating investors expressed support for the Company’s governance and compensation practices, including our current board leadership structure. Feedback received during these meetings is presented to and discussed by the Nominating and Corporate Governance Committee, Compensation Committee and, as appropriate, other Board committees and the entire Board.

After considering feedback received from shareholders in recent years, we have:

•	formalized additional responsibilities for the independent Lead Director and added disclosure about the Lead Director’s activities (see page 14 of this proxy statement);

 2017 Proxy Statement—The Board of Directors and Its Committees

•	formalized an annual evaluation of the Lead Director and incorporated the evaluation process in our Corporate Governance Guidelines;

•	increased our website disclosure with respect to our political spending and activity;

•	provided additional disclosure about the Audit Committee’s oversight and engagement of the independent auditor in the Audit Committee Report at page 67 in this proxy statement; and

•	created a robust summary (at pages S-1 to S-4 in this proxy statement) and enhanced our Compensation Discussion and Analysis that begins at page 28 in this proxy statement.

In addition, our Chief Executive Officer, Chief Financial Officer, Director of Investor Relations, and other members of our senior management team receive regular feedback from the investment community—through investor visits, meetings and conferences—regarding our strategy, financial results and other topics of interest, and regularly brief our Board on this feedback.

Director Education

Throughout the year, our directors participate in continuing education activities and receive educational materials on a wide variety of topics (including, for example, corporate governance, the financial services industry, executive compensation, risk management, finance and accounting). Annually, the Board holds director education sessions focusing on topics suggested by the directors at the November meeting of the Board and its committees. From time to time, our directors may also attend seminars and other educational programs at KeyCorp’s expense. These educational opportunities provide our directors with timely updates on best practices among our peers and in the general marketplace and further supplement our directors’ significant business and leadership experiences.

Communication with the Board

Interested parties may submit comments about KeyCorp to the directors in writing at KeyCorp’s headquarters at 127 Public Square, Cleveland, Ohio 44114. Correspondence should be addressed to “Lead Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and marked “Confidential.”

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. Such correspondence should be addressed to “Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp” and should be marked “Confidential.”

Corporate Governance Documents

The KeyCorp Board of Directors’ Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons, and KeyCorp’s Statement of Political Activity for 2016 are all posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at (216) 689-4221.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines (the “Guidelines”) that detail the Board’s corporate governance duties and responsibilities, many of which are described herein. The Guidelines take into consideration, and are reviewed annually and updated periodically to reflect, best practices in corporate governance and applicable laws and regulations. The Guidelines address a number of matters applicable to directors (such as director qualification standards and independence requirements, share ownership guidelines, and succession planning and management) and management (such as stock ownership guidelines for management and procedures for the annual evaluation of our Chief Executive Officer). The Nominating and Corporate Governance Committee undertook a comprehensive review of the Guidelines in 2015, and our Board approved a revised set of Guidelines in January 2016. In September 2016, the Guidelines were updated to reflect the increase in the maximum number of directors from 16 to 17.

Code of Ethics

We are committed to the highest standards of ethical integrity. Accordingly, the Board of Directors has adopted a Code of Ethics for all of KeyCorp’s (and its subsidiaries’) employees, officers, and directors, which was last amended in July 2016. We will promptly disclose any waiver or amendment to our Code of Ethics for our executive officers or directors on our website. Our Code of Ethics ensures that each employee, officer, and director understands the basic principles that govern our corporate conduct and our core values of Teamwork, Respect, Accountability, Integrity, and Leadership.

Statement of Political Activity

An important part of our commitment to our community includes active participation in the political and public policy process that impacts the lives of our customers, shareholders, and business. As a large financial institution, our business is highly regulated at the federal, state, and local levels. We believe it is critically important to take a constructive role in the political process that will shape the future of business, our industry, and our community.

The Nominating and Corporate Governance Committee of the Board meets annually with a member of KeyCorp’s Government Relations team to review KeyCorp’s policies and practices regarding political contributions. Policies and practices reviewed by the Nominating and Corporate Governance Committee include KeyCorp’s policies regarding doing business with public entities, the Government Relations pre-approval process for ballot issue support and the KeyCorp Advocates Fund (political action committee) annual report.

A statement of our political activities, including our annual political contributions, is made available to our shareholders on our website: www.key.com/ir.

Ownership of KeyCorp Equity Securities

The following table reports the number of KeyCorp equity securities that were beneficially owned by the directors of KeyCorp, the Named Executive Officers, and all directors, nominees for director and all executive officers of KeyCorp as a group, and each person reported to us to beneficially own more than 5% of our common shares. Beneficially-owned KeyCorp equity securities include directly or indirectly owned KeyCorp common shares and any KeyCorp common shares that could be acquired within 60 days of the record date through the exercise of an option or through the vesting or distribution of deferred shares. The column “Other Deferred Shares Owned” reports the number of deferred shares owned that will not vest or be distributed within 60 days of the record date.

This information is provided as of the record date, March 24, 2017.

Name	Common Shares	Options (1)	Deferred Shares (2)(3)(4)	Total Beneficial Ownership (5)	Total Beneficial Ownership as a % of Outstanding Common Shares (6)	Other Deferred Shares Owned (2)(3)(4)	Combined Beneficial Ownership and Other Deferred Shares Owned (5)
Austin A. Adams	16,702	—	—	16,702	—	14,543	31,245
Bruce D. Broussard	10,000	—	7,702	17,702	—	—	17,702
Edward J. Burke	123,077	128,086	—	251,163	—	260,659	511,821
Joseph A. Carrabba	23,322	—	—	23,322	—	38,763	62,085
Charles P. Cooley	25,005	—	—	25,005	—	74,120	99,125
Gary M. Crosby	536,989	—	—	536,989	—	—	536,989
Alexander M. Cutler	50,000	—	—	50,000	—	152,549	202,549
H. James Dallas	52,946	—	10,913	63,859	—	29,208	93,067
Elizabeth R. Gile	23,615	—	7,702	31,317	—	29,377	60,694
Ruth Ann M. Gillis	43,634	—	—	43,634	—	80,795	124,429
William G. Gisel, Jr.	17,900	—	—	17,900	—	38,763	56,663
Christopher M. Gorman	476,925	670,458	—	1,147,383	—	507,646	1,655,029
Carlton L. Highsmith	61,125	24,078	—	85,203	—	—	85,203
Richard J. Hipple	13,544	—	7,702	21,246	—	23,359	44,604
Donald R. Kimble	197,004	49,646	—	246,650	—	267,193	513,843
Kristen L. Manos	66,673	—	—	66,673	—	89,390	156,063
Beth E. Mooney	769,822	1,469,013	—	2,238,835	—	850,710	3,089,545
Andrew J. “Randy” Paine III	135,138	179,253	—	314,391	—	286,330	600,721
Demos Parneros	14,000	—	10,913	24,913	—	—	24,913
Barbara R. Snyder	14,010	—	—	14,010	—	74,176	88,186
David K. Wilson	11,500	—	7,702	19,202	—	—	19,202
All directors and executive officers as a group (30 persons)	3,437,794	3,498,306	52,634	6,988,734	—	3,896,904	10,885,638
The Vanguard Group (7)	—	—	—	103,685,447	9.58%	—	—
State Street Corporation (8)	—	—	—	59,960,865	5.54%	—	—
BlackRock, Inc. (9)	—	—	—	88,625,954	8.19%	—	—

(1)	This column includes options (including in-the-money and out-of-the-money options) to acquire KeyCorp common shares exercisable on or within 60 days of March 24, 2017.

(2)

Deferred shares issued under the prior KeyCorp Directors’ Deferred Share Plan or the current Directors’ Deferred Share Sub-Plan to the KeyCorp 2013 Equity Compensation Plan (the “Directors’ Deferred Share Sub-Plan”) are payable three years from their award date, one-half in cash and one-half in common shares, or immediately if a director separates from the Board for any reason prior to the third anniversary of the award. A director may elect to defer the payment of all or some of his or her deferred shares beyond the third anniversary of the award date (“Further Deferred Shares”). In that case, the Further Deferred Shares will be distributed entirely in common shares on (and only on) the deferral date selected by the director. Deferred shares payable in common shares (other than Further Deferred Shares) are included in the column “Deferred Shares” because they may be distributed to the director as common shares immediately upon separation from the Board. Further Deferred Shares, and directors’ fees that have been deferred under the Directors’ Deferred Share Sub-Plan or, previously, the KeyCorp Second Directors’ Deferred Compensation Plan, are included in the column “Other Deferred Shares Owned” because they are only payable on the deferral date selected by the director, which is not on or within 60 days of March 24, 2017 for any director. Deferred shares payable in cash are not reflected in this table. For more information, please see “Directors’ Compensation” on page 63 of this proxy statement.

(3)	The column “Deferred Shares” includes deferred shares, performance units, and restricted stock units held by executive officers that will be payable in KeyCorp common shares on or within 60 days of March 24, 2017. Deferred shares, performance units, and restricted stock units payable in common shares to executive officers, but not on or within 60 days of March 24, 2017, are reported in the column “Other Deferred Shares Owned.” Performance units are subject to vesting based on the achievement of certain performance goals, as discussed in the Compensation Discussion and Analysis beginning on page 28 of this proxy statement. The number of performance units set forth in these columns reflects a “target” amount of performance units determined for each executive officer on the grant date. The number of performance units that ultimately vest as common shares for each executive officer may be higher or lower depending upon actual performance relative to the performance goals at the end of the measurement period.

(4)	Deferred shares, performance units, and restricted stock units payable in common shares do not have common share voting rights or investment power until the shares or units have been distributed as common shares in accordance with the plan or agreement under which they were granted or awarded.

(5)	Totals may not foot due to rounding.

(6)	No director or executive officer beneficially owns (and collectively all 30 directors and executive officers do not beneficially own) common shares, and options, deferred shares, performance units, and restricted stock units payable in common shares on or within 60 days of March 24, 2017, totaling more than 1% of the outstanding common shares of KeyCorp. The percentages set forth in this column for the holders of more than 5% of our common shares appear as reported by each such holder to the Securities and Exchange Commission on Schedules 13G, as discussed below.

(7)	Based solely upon information contained in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the Securities and Exchange Commission on February 10, 2017. Vanguard reported that it owned beneficially 103,685,447 common shares, held sole voting power over 1,707,870 common shares, held sole power to dispose or to direct the disposition of 101,793,818 common shares, held shared voting power over 199,695 common shares, and held shared power to dispose or to direct the disposition of 1,891,629 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,396,639 common shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 806,221 common shares as a result of its serving as investment manager of Australian investment offerings. The reported address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(8)	Based solely upon information contained in the Schedule 13G filed by State Street Corporation (“State Street”) with the Securities and Exchange Commission on February 7, 2017. State Street reported that it owned beneficially, and had shared voting power and shared power to dispose or to direct the disposition of 59,960,865 common shares. Each of the following entities has been identified by State Street as a direct or indirect subsidiary that beneficially owns KeyCorp common shares: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Ltd.; State Street Global Advisors, Australia Limited; State Street Global Advisors (Japan) Co., Ltd.; and State Street Global Advisors (Asia) Limited. The reported address of State Street and its subsidiaries is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(9)

Based solely upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”), for itself and on behalf of various subsidiaries identified therein, with the Securities and Exchange Commission on January 25, 2017. BlackRock reported that it owned beneficially and held sole power to dispose or to direct the disposition of 88,595,159 common shares, and held sole power to vote or direct the voting power over 78,531,693 common shares. Each of the following entities has been identified by BlackRock as a direct or indirect subsidiary that beneficially owns KeyCorp common shares: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.;

  2017 Proxy Statement—Ownership of KeyCorp Equity Securities

BlackRock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Capital Management; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited. The reported address of BlackRock is 55 East 52nd Street, New York, NY 10055.

Executive Officer and Director Equity Ownership Guidelines

KeyCorp’s Corporate Governance Guidelines state that, by the fifth anniversary of his or her election to the Board or as an officer of KeyCorp: (i) each non-employee director should own KeyCorp equity securities with a value at least equal to five times KeyCorp’s non-employee director annual retainer, including at least 1,000 directly-owned KeyCorp common shares; (ii) the Chief Executive Officer should own KeyCorp equity securities with a value at least equal to six times her base salary, including at least 10,000 directly-owned KeyCorp common shares; (iii) the senior executives who are members of KeyCorp’s Management Committee should own KeyCorp equity securities with a value at least equal to three times his or her base salary, including at least 5,000 directly-owned KeyCorp common shares; and (iv) other senior executives should own KeyCorp equity securities with a value at least equal to two times his or her base salary, including at least 2,500 directly-owned KeyCorp common shares. For more information, please see our Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

Pledging and Speculative Trading of KeyCorp Securities

Our insider trading policy restricts our employees, officers and directors from engaging in speculative trading transactions involving KeyCorp securities and restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our securities. During 2016, no director or executive officer pledged as collateral or engaged in speculative trading with respect to any KeyCorp securities.

Section 16(a) Beneficial Ownership Reporting Compliance

KeyCorp’s directors, executive officers, and beneficial owners of more than 10% of any class of equity securities of KeyCorp (currently none) are required to report their initial ownership and certain changes in ownership of KeyCorp securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. Based upon our review of records received by KeyCorp and written representations from the directors and executive officers, KeyCorp knows of no director or executive officer who failed to timely file any report required to be filed during 2016, except that Elizabeth R. Gile inadvertently did not timely file one Form 4 report for one transaction in an account over which she exercised no investment discretion; Andrew J. “Randy” Paine III inadvertently did not timely file one Form 4 report for one transaction in an account over which he exercised no investment discretion; and Demos Parneros inadvertently did not timely file one Form 4 report for one transaction.

Equity Compensation Plan Information

KeyCorp is authorized to issue its common shares under the KeyCorp 2013 Equity Compensation Plan (the “Equity Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSP Plan”). KeyCorp is no longer authorized to issue its common shares under, but still has awards outstanding under: (i) the KeyCorp 2010 Equity Compensation Plan (the “2010 Plan”); (ii) the KeyCorp Deferred Equity Allocation Plan; (iii) the KeyCorp Directors’ Deferred Share Plan; (iv) the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”); and (v) the KeyCorp Amended and Restated 1991 Equity Compensation Plan (amended as of March 13, 2003) (the “1991 Plan”).

Shareholders approved the Equity Plan at the 2013 Annual Meeting of Shareholders. At December 31, 2016, 46,761,309 common shares remained available for future issuance under the Equity Plan. Shareholders approved the DSP Plan in 2003. At December 31, 2016, 2,078,784 common shares remained available for future issuance under the DSP Plan.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2016:

	(a)	(b)	(c)
Plan Category	Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(2)
Equity compensation plans approved by security holders (1)	12,112,954	13.08	48,840,093
Equity compensation plans not approved by security holders (3)	—	—	—
Total	12,112,954	13.08	48,840,093

(1)	The table does not include 18,439,857 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2013 Plan, the 2010 Plan, the 2004 Plan, and the 1991 Plan and 2,102,723 unvested shares of time-lapsed restricted stock grants assumed in connection with the First Niagara merger during 2016. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s common shares outstanding.

(2)	The Compensation Committee of the Board has determined that KeyCorp may not grant options to purchase KeyCorp common shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding common shares in any rolling three-year period.

(3)	The table does not include outstanding options to purchase 383,572 common shares assumed in connection with the First Niagara merger during 2016. At December 31, 2016, these assumed options had a weighted-average exercise price of $14.60 per share. No additional options may be granted under the plan that governs these options.

More information about these awards can be found in Note 16 (“Stock-Based Compensation”) to the Consolidated Financial Statements beginning on page 178 of our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), which was filed with the Securities and Exchange Commission on February 28, 2017.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes how we compensate our executives, including the following individuals (our “Named Executive Officers”) whose titles as of December 31, 2016, are listed below, along with the year in which they were hired or promoted into their current position:

Name	Title	Year Hired/Promoted
Beth E. Mooney	Chairman and Chief Executive Officer	2011
Donald R. Kimble	Chief Financial Officer	2013
Christopher M. Gorman	Merger Integration Executive (1)	2016
Andrew J. “Randy” Paine III	Co-Head, Key Corporate Bank	2016
Edward J. (EJ) Burke	Co-President, Key Community Bank	2014

(1)	Mr. Gorman served as President of Key Corporate Bank prior to becoming Merger Integration Executive in 2016.

Additional information on the compensation of our Named Executive Officers can be found in the 2016 Summary Compensation Table on page 49 of this proxy statement.

The contents of the Compensation Discussion and Analysis are organized as follows:

Executive Summary	28

Objectives of Our Compensation Program	32

Alignment of Pay and Performance	35

Elements of our Compensation Program	37

Other Elements of Compensation	42

How We Make Pay Decisions	43

Tax and Accounting Treatment of Executive Compensation	46

Executive Summary

The following Executive Summary highlights our 2016 performance and the corresponding compensation actions approved by the Compensation Committee for our Named Executive Officers with respect to their performance in 2016. Also included is the approved payout level of our 2014 awards of performance shares, which vested in 2017, based on our performance between 2014 and 2016.

Overview of 2016 Performance

In 2016, we had momentum in our core businesses and improved our performance relative to our Peer Group, while also completing our acquisition of First Niagara and successfully integrating our two organizations. Our 2016 performance included:

•	A third consecutive year of pre-provision net revenue (“PPNR”) growth, excluding merger-related charges, including another consecutive record year for investment banking and debt placement fees.

•	Earnings per share (“EPS”) growth of 8%, compared to 2015, excluding merger-related charges reflecting solid performance of our core businesses, as well as growth from our acquisition of First Niagara.

•	The acquisition of First Niagara, as we welcomed one million new clients and approximately 5,000 new team members while adding $23 billion in loans, $27 billion in deposits, and over 300 branches.

•	Strong performance relative to our Peer Group, including revenue growth and PPNR growth that put us in the top quartile of our Peer Group, as described in greater detail on page 39 of this proxy statement.

The information above includes certain non-GAAP financial measures. Please see Figure 4 on page 39 in our 2016 Annual Report on Form 10-K for more information on these non-GAAP measures and reconciliations to the most comparable GAAP measures. Page 45 of this proxy statement also includes more information about PPNR and EPS.

Reflecting the progress we made during 2016, our core businesses have momentum and are producing results, the investments we have made are generating returns, and the First Niagara merger will continue to provide opportunities to accelerate our performance. KeyCorp has demonstrated the ability to grow in a challenging environment and is now uniquely positioned to build on the progress we have made. We have clear and compelling strategic priorities, which include growing relationships, effectively managing risk and capital, generating strong returns, and achieving our financial targets.

2016 Annual Incentive Plan Funding and Awards

Based on our 2016 performance and the achievement against the financial goals in our 2016 Annual Incentive Plan, the Compensation Committee approved a funding level of 120% for this plan, from which our Named Executive Officers and all employees, other than those in a line of business incentive plan, are provided annual cash incentive awards. Our 2016 Annual Incentive Plan, including a full description of the performance measures selected by the Compensation Committee and our performance against these measures, can be found beginning on page 37 of this proxy statement.

Pay of our Chairman and Chief Executive Officer

The Compensation Committee awarded Ms. Mooney an annual incentive for 2016 performance of $2,700,000 and granted her long-term incentives of $4,400,000. Ms. Mooney’s annual incentive represented 135% of her annual incentive target of $2,000,000, and reflects the Compensation Committee’s recognition of her efforts in leading the organization that showed core growth while demonstrating the agility to quickly and decisively complete the First Niagara merger. Ms. Mooney’s long-term award was 110% of her long-term incentive target and 100% of her prior year award, reflecting the Compensation Committee’s continued support of our long-term strategy.

As a result of our acquisition of First Niagara, which allowed us to grow assets by almost 40%, along with the changes made to our Peer Group for 2017 described on page 44 of this proxy statement, the Compensation Committee elected to evaluate Ms. Mooney’s 2017 target total direct compensation, which has been unchanged since 2014. Based on this review, the Compensation Committee decided to increase Ms. Mooney’s target total direct compensation for 2017 from $7,000,000 to $7,800,000, with all of the increase allocated to her long-term incentive opportunity. Thus, for 2017, Ms. Mooney’s target total direct compensation consists of $1,000,000 in base salary, a $2,000,000 annual incentive target, and a $4,800,000 long-term incentive target. When establishing Ms. Mooney’s target pay for 2017, the Compensation Committee considered KeyCorp’s complexity relative to our Peer Group and Ms. Mooney’s performance and tenure, as well as factors such as asset size and revenue. The Compensation Committee felt that the increase to Ms. Mooney’s target total direct compensation, as well as the mix of pay, accurately represented Key’s relative position within our Peer Group following the acquisition of First Niagara.

 2017 Proxy Statement—Compensation Discussion and Analysis

Pay of our Other Named Executive Officers

After assessing each individual’s performance during 2016, the Compensation Committee approved the annual and long-term incentive awards for our other Named Executive Officers described below.

2016 Annual Incentive Awards

The Compensation Committee approved the following annual incentive awards for our other Named Executive Officers, considering the performance of each during 2016 as well as the 120% approved funding of our Annual Incentive Plan bonus pool:

Name	Target Annual Incentives ($)	Actual Payout (% of Target)	Actual Payout ($)(1)
Donald R. Kimble	750,000	125%	950,000
Christopher M. Gorman	1,700,000	135%	2,300,000
Andrew J. “Randy” Paine III	1,500,000	120%	1,800,000
Edward J. Burke	1,050,000	125%	1,300,000

(1)	We require that at least 50% of the “total incentive”—that is, the sum of the 2016 annual incentive and 2017 long-term incentives—of each Named Executive Officer (60% for our Chairman and CEO) be delivered in the form of deferred compensation, subject to a multi-year vesting schedule and risk-adjusted vesting. If the total incentive does not satisfy this requirement, a portion of the Named Executive Officer’s discretionary cash incentive is delivered as deferred compensation. A portion of the 2016 annual incentive for Mr. Burke was subject to this mandatory deferral requirement and was converted into restricted stock units subject to a four-year vesting schedule.

When establishing the annual incentive awards for our Named Executive Officers, the Compensation Committee considered the following:

•	Mr. Kimble’s award reflects the significant contributions he made to our First Niagara merger integration efforts, as he oversaw our financial and accounting integration as well as our corporate real estate activities (which included the conversion of First Niagara branches and branch consolidations in 2016), obtained approval through the Comprehensive Capital Analysis and Review process to begin share repurchases, and continued to demonstrate credibility with our investors and the analyst community.

•	Mr. Gorman, as Merger Integration Executive, participated in a modified annual incentive plan structure under which 50% of his annual incentive opportunity considered the success of our integration efforts and the remaining 50% considered our 2016 Annual Incentive Plan performance. Mr. Gorman’s 135% payment represents our performance under this modified structure, as described in greater detail beginning on page 37 of this proxy statement.

•	The award for Mr. Burke considered his involvement in our integration efforts, as he was responsible for implementing a new mortgage origination platform and salesforce, while integrating First Niagara’s commercial bankers and the new Key Insurance team.

•	Mr. Paine’s award reflects the continued strong, core performance of our Corporate Bank, which saw another consecutive record year for investment banking and debt placement fees in 2016.

2017 Long-Term Incentive Awards

On February 20, 2017, the Compensation Committee approved long-term incentive award opportunities for our other Named Executive Officers based on 2016 performance and anticipated future contributions, as set forth in the table below. This table also shows the percentage of each Named Executive Officer’s long-term incentive as a percentage of his total incentive—including any portion of the 2016 annual incentive required to be deferred—demonstrating that each satisfies our deferral requirements.

Name	Target Long-Term Incentive ($)	Actual Award (as % of Target)	Actual Award ($)	Total Incentive Deferred (%)(1)
Donald R. Kimble	1,300,000	115%	1,500,000	61%
Christopher M. Gorman	2,000,000	120%	2,400,000	51%
Andrew J. “Randy” Paine III	1,800,000	100%	1,800,000	50%
Edward J. Burke (2)	1,050,000	105%	1,100,000	50%

(1)	This column shows the actual percentage of each Named Executive Officer’s total incentive delivered as deferred incentive compensation, including any portion of the Named Executive Officer’s annual incentive required to be deferred.

(2)	In order to satisfy our deferral requirements, $100,000 of the annual incentive award otherwise payable to Mr. Burke was deferred and delivered as deferred incentive compensation, consistent with our risk-balancing requirements as described beginning on page 33 of this proxy statement. This was in addition to his $1,100,000 long-term incentive award, described in the table above.

Payout of 2014 Performance Awards

On February 17, 2014, each Named Executive Officer received an award of performance shares as part of his or her long-term incentive opportunity. The Named Executive Officers could earn between 0% and 150% of the performance shares granted based on the achievement of our 2014 long-term incentive plan, described below.

On February 20, 2017, the Compensation Committee approved a final performance level for our 2014 long-term incentive plan of 91.4%, as described below. This performance level represents the right to receive 91.4% of the target 2014 performance share opportunity based on the closing price of our common stock of $18.96 as of February 17, 2017.

2014-2016 Long-Term Incentive Plan					Actual Result	Final Funding
		Performance Req’d for Payout
Performance Goals	Weight	Min.	Target	Max.
Total Shareholder Return vs. Peer Group	25%	25% ile	50% ile	75% ile	38% ile	77%
Return on Assets vs. Peer Group	25%	25% ile	50% ile	75% ile	56% ile	113%
Cumulative Earnings Per Share (1)	50%	$2.57	$3.43	$4.28	$3.22	88%
Calculated Performance						91.4%
Committee Approved Performance						91.4%

(1)	EPS was calculated based on continuing operations and the EPS goal reflects adjustments approved by the Compensation Committee as a result of the First Niagara merger, as described below under the heading “Elements of our Compensation Program—Annual Incentives.”

 2017 Proxy Statement—Compensation Discussion and Analysis

Performance of our 2014 long-term incentive plan was impacted by two factors. First, our cumulative total shareholder return was below the median of our Peer Group. Second, our cumulative EPS target, established in early 2014, included an assumption around a number of interest rate increases that were not realized during the performance period and caused our cumulative EPS to trail the target.

Before approving this final performance level, the Compensation Committee considered our Enterprise Risk Management dashboard and our execution against strategic priorities and, based on this review, concluded that no reduction in calculated performance was warranted.

Objectives of Our Compensation Program

Our success depends on the ability to attract, retain, motivate and develop our people. Competition for talent in our business is ongoing and we make investments to hire and retain the people we need to serve our customers. Our compensation program is an integral part of these efforts and is designed to reward employees based on performance, be informed by the market, and align with the interests of our shareholders and the expectations of regulators.

Our compensation philosophy is to:

•	Make pay decisions based on performance of the Company, the business unit, and the individual;

•	Deliver pay in a way that reinforces focus on balancing short- and long-term financial performance objectives; and

•	Support sustainable performance with policies that are focused on prudent risk-taking and the balance between risk and reward.

We execute this compensation philosophy by:

Emphasizing variable and performance-based compensation: 86% of the 2016 target total direct compensation of our Chairman and Chief Executive Officer (and, on average, 83% of the 2016 target total direct compensation of our other Named Executive Officers) was either variable or performance-based (including restricted stock units and stock options, the value of which are dependent on our share price), as illustrated in the charts below.

Requiring Executive Officers to satisfy robust levels of deferral: At least 60% of the annual “total incentive” (the sum of the annual incentive paid and the value of long-term incentives granted in a particular year) of the Chairman and Chief Executive Officer (and at least 50% for the other Named Executive Officers) is required to be deferred over a multi-year period and subject to risk-adjustment, as described in more detail below.

Balancing compensation risk and reward through a robust governance process overseen by the Compensation Committee: We design our compensation programs to appropriately balance risk and reward and regularly monitor these programs to determine whether they create incentives that encourage risk-taking outside of our risk tolerances. The Compensation Committee:

•	Reserves the right to decrease funding for our discretionary incentive plans by as much as 100% based on our Enterprise Risk Management dashboard or the occurrence of any risk event that warrants such an adjustment;

•	Considers each Named Executive Officer’s scorecard performance—including individual risk performance—before approving any discretionary incentive award; and

•	May forfeit, offset, reduce, or claw back any Named Executive Officer’s deferred incentives based on the actual risk-related outcomes of each executive’s performance on which the award is based.

Compensation Governance Best Practices

We support our compensation program with a number of best practices in governance and executive compensation. In addition, the Compensation Committee regularly evaluates our compensation practices to address areas of concerns raised by our shareholders or shareholder advisory firms.

What we do:

•	Impose Robust Stock Ownership Guidelines: Our Corporate Governance Guidelines contain robust share ownership requirements, ranging from six times base salary for our Chairman and Chief Executive Officer, with a minimum direct ownership requirement of 10,000 common shares, to three times base salary for our other Executive Officers, with a minimum direct ownership requirement of 5,000 common shares. As of February 28, 2017, each Named Executive Officer, including the Chairman and Chief Executive Officer, satisfied his or her share ownership requirements.

•	Subject Shares to Post-Vesting Holding Period: Each Named Executive Officer must hold the net shares acquired upon vesting of equity awards until he or she satisfies our share ownership guidelines. In 2015, we amended our insider trading policies to require that our Chairman and Chief Executive Officer notify the Chair of the Compensation Committee before she engages in any discretionary transactions involving our shares. Also in 2015, the Compensation Committee adopted a policy recommending against the use of so-called “10b5-1” trading plans for our Executive Officers.

•	“Double Trigger” Change of Control Agreements: Our Change of Control Agreements are “double trigger,” meaning that severance benefits are due, and equity awards that are assumed in a change of control transaction vest, only if a senior executive experiences a qualifying termination of employment in connection with a change of control. This requirement is intended to prevent senior executives from receiving change of control benefits without a corresponding loss of employment.

 2017 Proxy Statement—Compensation Discussion and Analysis

•	Use Tally Sheets: The Compensation Committee annually reviews tally sheets for our Named Executive Officers that include the estimated value of severance payments, the accumulated value of vested and unvested equity awards, and retirement benefits. The Compensation Committee also reviews the levels and types of compensation provided to executive officers in similar positions at companies in our Peer Group. This practice allows the Compensation Committee to evaluate the total compensation package provided to these employees and consider the impact of isolated adjustments or incremental changes to specific elements of compensation.

•	Review Share Utilization: We regularly review share overhang levels and run-rates and maintain share utilization levels well within industry norms.

•	Retain an Independent Consultant: The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and program. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates our executive compensation program in light of the compensation practices of our Peer Group to confirm that our compensation programs are consistent with market practice.

•	Subject All Incentives to Risk-Adjustment: All incentive awards are subject to a multi-step risk-adjustment process that begins before grant and extends beyond payment, which is part of our overall compensation philosophy. We reserve the right to adjust funding and/or awards to reflect risks that may be realized and subject all discretionary incentives to forfeiture, reduction, offset, and clawback.

•	Subject All Incentives to Clawback: Our clawback policy allows us to recover cash and equity incentive compensation paid to any Named Executive Officer, including deferred annual and long-term incentives, if based on financial results that are subsequently restated, and to cancel outstanding equity awards and recover realized gains if the executive engages in certain “harmful activity.”

What we don’t do:

•	No Employment Agreements: No Executive Officer, including any Named Executive Officer, is a party to an employment agreement.

•	No Tax Gross-Ups: We do not provide for tax gross-ups on change of control payments or for perquisites, other than on relocation benefits provided to certain senior-level employees upon hire.

•	No SERPs: We froze our executive pension plans in 2009. No Named Executive Officer participates in an active supplemental defined benefit plan, although vesting service continues for those Named Executive Officers who participated in such a plan prior to 2009.

•	No Hedging or Pledging of KeyCorp Securities: Our insider trading policy restricts our employees, officers, and directors from engaging in hedging transactions involving our common shares, and it restricts our officers and directors who are subject to reporting requirements under Section 16 of the Exchange Act from pledging our common shares.

•	No “Timing” of Equity Grants: We maintain a disciplined equity approval policy. We do not grant equity awards in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on equity grant dates.

•	No Repricing: We do not reprice or back-date stock options.

Consideration of Our Say-on-Pay Shareholder Vote

We continue to receive strong shareholder support for our Named Executive Officers’ compensation program, as reflected in the results of our annual “say-on-pay” proposals, which have received approximately 95% or greater support each year since 2012. We view the results of our say-on-pay votes as evidence that our executive compensation program provides pay for performance and appropriately aligns the interests of our Named Executive Officers with those of our shareholders.

Shareholder Outreach

We maintain an active shareholder engagement program through which we periodically receive feedback from and have discussions with institutional investors around our compensation philosophy and structure. These continuing conversations with our institutional investors help us better understand matters of importance to our investors regarding our executive compensation program and help us to shape our pay-for-performance strategy.

Alignment of Pay and Performance

Our executive compensation program is designed so that a substantial portion of the pay of our Chairman and Chief Executive Officer is delivered in the form of long-term incentives—which means that both her Realized Pay (the amount she actually may receive in any year) as well as her Realizable Pay (her future pay opportunity) are tied directly to our share price performance and achievement of our long-term financial goals.

Ms. Mooney’s pay, as reported in the Summary Compensation Table (“SCT”), reflects the accounting value of long-term incentives at grant and not the value actually received from these grants or their potential future value. As a result, we believe that it is useful to compare Ms. Mooney’s Adjusted SCT Pay, Realized Pay and Realizable Pay, in each case between 2014 and 2016, with our total shareholder return for the same period. This comparison shows the alignment of Ms. Mooney’s pay and changes in our share price, as illustrated below:

 2017 Proxy Statement—Compensation Discussion and Analysis

Ms. Mooney’s Realized Pay between 2014 and 2016 consisted of:

	2014 ($)	2015 ($)		2016 ($)
Base salary received	1,000,000	1,038,462	*	1,000,000
Annual incentive payments	1,900,000	1,900,000		2,700,000
Restricted stock/units vesting	690,506	1,190,664		1,267,879
Performance share vesting	2,213,139	3,906,520		3,075,096
Total**	5,803,645	8,035,646		8,042,975

*	Ms. Mooney’s 2015 base salary includes an additional pay period in December 2015.

**	Ms. Mooney did not exercise any stock options in 2014, 2015, or 2016.

The preceding chart and table are not substitutes for the information required to be contained in the Summary Compensation Table, but provide additional information with regard to our Chairman and Chief Executive Officer’s pay.

For purposes of the preceding chart and table, we define:

•	“Adjusted SCT” as the compensation reported in the Summary Compensation Table for the applicable year (i.e., 2014, 2015, or 2016), adjusted by excluding “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” and “All Other Compensation.” We excluded these items because they represent amounts that are not realizable pay or that will never become realized pay or which will not become realized pay until termination of employment or later, and do not have a realizable value.

•	“Realizable Pay” as the sum of: (i) actual base salary and incentives paid for the applicable year; (ii) the value of all restricted stock units granted during the applicable year based on the December 31, 2016, closing price of our common shares; (iii) the intrinsic value (i.e., the excess, if any, of the December 31, 2016, closing price of our common shares over the option exercise price) of all stock options granted during the applicable year; and (iv) the target value of all performance awards granted during the applicable year based on the December 31, 2016, closing price of our common shares.

•	“Realized Pay” as the sum of (i) actual base salary and incentives paid for the applicable year plus (ii) the amount reported as income upon vesting of performance awards, restricted stock or units, or exercise of stock options.

Elements of Our Compensation Program

The principal components of our total direct compensation program are summarized below. The table below also includes a summary of 2016 pay actions and 2017 pay adjustments for our Named Executive Officers.

Element	Characteristic	Purpose	Summary of 2016 Actions / 2017 Adjustments
Base Salary	Fixed compensation subject to annual adjustment and review if appropriate.	Attract, retain, and motivate Named Executive Officers and to align with market practices.

We generally review base salaries each year and set salaries around the Peer Group median.

For 2017, the Compensation Committee adjusted the salary of Mr. Burke after considering internal equity and market practices.

Annual Incentive	Variable compensation based on achievement of corporate and/or business unit performance goals and other strategic objectives.	Motivate and reward Named Executive Officers for achieving our annual financial and strategic goals and for effectively managing risks within our approved risk tolerances.

The Compensation Committee approved 2016 annual incentives for Named Executive Officers ranging from $1,300,000 to $2,700,000, which considered both the 120% pool funding of our Annual Incentive Plan for Executive Officers, individual performance, and business unit performance, if applicable.

For 2017, the Compensation Committee adjusted the annual incentive target of Mr. Kimble and Mr. Burke after considering market practices and tenure.

Long-Term Incentive	Variable compensation based on share price growth and achievement of performance relative to that of our peers and other corporate performance goals.	Motivate and reward Named Executive Officers for achieving our long-term financial and strategic goals and for continued management of our risk profile, while aligning their interests with those of our shareholders.

The Compensation Committee approved long-term incentive awards for our Named Executive Officers on February 20, 2017, ranging from $1,200,000 to $4,840,000, which were allocated 50% to performance shares, 40% to restricted stock units, and 10% to stock options. Please see the discussion under “2017 Long-Term Incentives” for a description of our long-term incentive grants and vehicles.

In addition to the adjustment to Ms. Mooney’s long-term incentive target described above, for 2017, the Compensation Committee adjusted the long-term incentive target of Mr. Kimble and Mr. Burke after considering market practices, their mix of pay and our deferral expectations.

Base Salary

Base salaries are reviewed and approved by the Compensation Committee on a competitive basis each year following a market assessment of base salaries paid to comparable executives at peer companies, including companies in our Peer Group, to the extent that a comparable position can be identified. Base salaries for 2016 are reported in the “Salary” column to the 2016 Summary Compensation Table on page 49 of this proxy statement.

Annual Incentives

All Named Executive Officers are eligible to receive discretionary cash incentive awards under our Annual Incentive Plan. The funding of the overall bonus pool under our Annual Incentive Plan is based on the achievement of various financial and strategic goals compared to pre-established targets, as described below. Annual Incentive Plan funding is capped at 150%, with 0% funding for the Named Executive Officers if a threshold level of performance (85%) is not achieved.

 2017 Proxy Statement—Compensation Discussion and Analysis

The actual annual incentive that may be awarded to any individual Named Executive Officer is determined by the Compensation Committee after considering the approved funding level of the bonus pool, the executive’s experience and performance, market information, and the practices of our Peer Group relative to the target annual incentive established by the Compensation Committee, but in no event may exceed 200% of this target.

2016 Performance Measures

In 2016, for Named Executive Officers other than Mr. Gorman, 60% of our Annual Incentive Plan pool funding was based on our performance against the following three equally-weighted goals compared to pre-established targets:

•	PPNR

•	Cash Efficiency Ratio

•	EPS

The Compensation Committee selected PPNR and Cash Efficiency Ratio as performance goals in 2016 to reflect our ongoing focus on growing revenue and managing expenses and used EPS to evaluate the quality of our earnings relative to our outstanding shares.

An additional 20% of our Annual Incentive Plan pool funding was based on our revenue growth, PPNR growth, Tangible Common Equity Ratio, and the ratio of Net Charge-Offs to Average Loans compared to our Peer Group. We selected these measures to evaluate our growth, ability to manage capital, and management of risk, in each case relative to that of our peers.

The remaining 20% of our Annual Incentive Plan pool funding was based on the Compensation Committee’s qualitative assessment of the quality of our integration with First Niagara and effectiveness of continuous improvement efforts, as described in greater detail below.

For 2016, as in 2015, our Annual Incentive Plan pool was designed to fund at 100% if our financial performance fell within a likely “middle” range of performance, generally corresponding to between 98% and 102% of target performance.

Mr. Gorman, as Merger Integration Executive, participated in a modified version of our Annual Incentive Plan in which his opportunity was based 50% on financial measures and strategic measures and 50% based on the Compensation Committee’s assessment of the quality of our integration with First Niagara and the effectiveness of continuous improvement efforts.

2016 Funding

When evaluating our performance against the financial and strategic goals in our Annual Incentive Plan, the Compensation Committee considered that 2016 was a unique year for Key. We significantly accelerated delivery of a number of challenging technology initiatives and mobilized our workforce to undertake substantial new responsibilities to acquire and integrate First Niagara—the largest bank acquisition since the financial crisis—all while continuing to grow our core business and improve performance compared to our peers. The results of these efforts are illustrated in the following table, and described in more detail, below.

KeyCorp 2016 Annual Incentive Plan
	Performance Required for Payout
Performance Goals* Funding %	Min. 50%	Middle 100%	Max. 150%	Actual Result	Funding Rate	Weight	Final Funding
PPNR (in millions)	$1,389	$1,702-1,772	$2,034	$1,742	100%	20%	20%
Cash Efficiency Ratio	69.5%	65.8-64.4%	61.4%	64.3%	109%	20%	22%
EPS	$0.85	$1.04-1.08	$1.27	$1.13	112%	20%	22%
Relative Progress to Peers	Bottom Quartile	Middle Quartiles	Top Quartile	Mid-Top Quartiles	125%	20%	25%
Operational Excellence	Qualitative Assessment			Exceeds	150%	20%	30%
Calculated Funding							119%
Compensation Committee Approved Funding							120%

*	The performance goals in the Annual Incentive Plan were established in early 2016 and did not consider the impact of the First Niagara merger. Following closing, the Compensation Committee approved adjustments to these goals set to reflect the impact of the acquisition. These adjustments were intended to minimize the benefit or detriment of the transaction and generally resulted in an increase to the PPNR target and slight changes to the Cash Efficiency Ratio and EPS targets.

In 2016, we showed strong growth in our core franchise, with growth in loans and deposits and a record year for cards and payments income as well as investment banking and debt placement fees. This growth is reflected in our performance against the financial metrics in our Annual Incentive Plan that met or exceeded our targeted levels of performance. Our success in delivering core results was reflected in our performance compared to our peers, which placed us in the top quartiles for revenue growth and PPNR growth and the middle quartiles for the ratio of our Net Charge-Offs to Average Loans and Tangible Common Equity Ratio, as illustrated in the table below.

Relative Performance to Peers

Measure	Actual Result
Revenue Growth	Top Quartile
PPNR Growth	Top Quartile
Tangible Common Equity Ratio	Middle Quartiles
Net Charge-Offs / Average Loans	Middle Quartiles

The Annual Incentive Plan also involved the Compensation Committee’s subjective assessment of the quality of our execution of, and our ability to: (i) accelerate delivery of key strategic technology initiatives while continuing to deliver business as usual strategic initiatives; and (ii) create value through the disciplined and timely execution against an aggressive integration schedule for First Niagara. We categorized these initiatives as “operational excellence,” the results of which are described in greater detail below.

 2017 Proxy Statement—Compensation Discussion and Analysis

Accelerated Delivery of Technology Initiatives

In 2016, we accelerated delivery of several significant enterprise-wide technology initiatives. First, we delivered “next generation KTT”—our improved commercial client online portal—four months ahead of schedule, delivering substantial enhancements to our clients, including providing early access to a select number of high value First Niagara clients that allowed us to avoid client disruption from a later reconversion. In addition, we delivered our enhanced digital banking platform—dubbed “Digital 17” to reflect the original year slated for rollout—by August 2016, which avoided a future conversion for First Niagara clients and the results of which have exceeded our expectations. Finally, we launched a new Commercial Client Profitability tool and enhanced Risk Reporting ahead of schedule allowing us to realize savings by avoiding the need to test legacy First Niagara systems, and delivering risk reporting capabilities that surpassed our expectations.

Disciplined Execution Against Aggressive Integration Timeline

At the same time, we mobilized a significant portion of our workforce to deliver against an aggressive integration schedule that resulted in our closing the largest bank acquisition since the financial crisis on a relatively short timeframe, which allowed us to realize substantial savings in terms of third-party spend and personnel expense.

The transaction was managed at multiple levels across the organization, including a merger integration leadership team that was supported by cross-functional teams for critical business and functional areas, change management and value attainment. This structure allowed us to meet our business-as-usual commitments while simultaneously executing our integration strategy.

Following the announcement of the merger, our plans included significant outreach to shareholders and the investment community. Our efforts resulted in over 90% of the votes cast on the merger proposal being voted in favor of the merger.

We invested significantly in change management to ensure a client-centric conversion with a focus on our employees—who are the primary vehicle through which we interact with clients, shareholders, regulators, and communities. This investment allowed us to execute a full systems conversion that preserved client information (account numbers, debit/credit card numbers, bill pay, log-in credentials) with minimal disruptions that were remediated swiftly, collaboratively, and decisively. We welcomed one million new clients and approximately 5,000 new employees through a robust onboarding effort and benefited from retention of client facing roles, critical personnel, and “top talent.”

We quickly negotiated and closed on a branch divestiture on a timeline and terms that exceeded our expectations. We completed systems and client conversion in 2016 to assist with client experience and drive value attainment. We consolidated 106 branches, 70 of which occurred concurrently with the systems and client conversion. We accomplished all of this within our risk appetite, while continuously monitoring risks and strengthening our risk profile, even while adding new businesses.

Our execution of this highly complex and multi-dimensional transaction required the development of a disciplined and well-structured integration plan and extraordinary efforts by our employees. The Compensation Committee considered that the quality of our efforts to accelerate delivery of technology solutions and achieve an aggressive integration schedule exceeded its expectations. Considered along with the strength of our core financial performance and relative performance to our Peer Group, the Compensation Committee approved a funding rate of 120% of our Annual Incentive Plan.

Before establishing this funding level, the Compensation Committee considered our Enterprise Risk Management dashboard and whether any event occurred or was realized in 2016 that warranted an adjustment to funding.

2017 Long-Term Incentives

All Named Executive Officers are eligible to receive long-term incentive awards that are granted based on a combination of past performance and anticipated future contributions. The Compensation Committee establishes long-term incentive opportunity levels for any year by considering the Named Executive Officer’s performance and by reviewing our historic grant levels, the dilutive impact and financial accounting cost of the long-term incentive program, and market information, including the practices of our Peer Group.

Our executive compensation program is based upon a Named Executive Officer’s “total incentive” award (i.e., the sum of the annual incentive payable for 2016 performance plus the long-term incentive granted in 2017 based on a combination of past performance and anticipated future contributions). At least 50% of the total incentive of each Named Executive Officer (60% for our Chairman and Chief Executive Officer) is required to be deferred and subject to risk-adjusted vesting. When determining whether a Named Executive Officer satisfies this requirement, we first consider whether the long-term incentive (100% of which is delivered as equity-based compensation subject to a multi-year, risk-adjusted vesting schedule) satisfies the required deferral percentage. If not, a portion of the Named Executive Officer’s annual incentive is required to be deferred and delivered in the form of equity-based compensation subject to a multi-year risk-adjusted vesting schedule.

Vehicles and Vesting

The long-term incentive awards granted to our Named Executive Officers in 2017 were delivered as follows

Vehicles (Subject to Risk-Adjusted Vesting)	Weight	Vesting Schedule
Performance Shares	50%	3-year cliff
Restricted Stock Units	40%	4-year ratable
Stock Options	10%	4-year ratable

The award types and vesting terms are unchanged from 2016.

2017 Performance Shares

The performance shares granted in 2017 provide our Named Executive Officers with the opportunity to receive between 0% and 150% of their “target” number of shares based on our level of achievement of the following performance goals during the three-year performance period ending on December 31, 2019:

2017-2019 Long-Term Incentive Plan
		Performance Required for Payout			Other Factors (Vesting Reduction Only)
Performance Goals	Weight	Min.	Target	Max.
TSR vs. Peers	25%	25% ile	50% ile	75% ile	ERM Dashboard
Return on TCE vs. Peers	25%	25% ile	50% ile	75% ile	Execution of Strategic Priorities
Cumulative Earnings Per Share	50%	75% of Plan	100% of Plan	125% of Plan	Other factors, as appropriate

The “target” number of performance shares granted was determined by dividing 50% of each Named Executive Officer’s long-term incentive opportunity by the grant date closing price of our common shares of $18.96 on February 17, 2017.

The Compensation Committee believes that each of the performance goals set forth above strongly correlates to long-term shareholder value creation. For 2017, the Compensation Committee elected to

 2017 Proxy Statement—Compensation Discussion and Analysis

use Return on Tangible Common Equity (“TCE”) as a metric in the long-term incentive plan. The Compensation Committee made this change as it believed that Return on TCE showed a stronger correlation with long-term shareholder value creation than return on assets, which was the metric it replaced. When selecting the performance goals, the Compensation Committee considered that EPS also is a performance metric in our Annual Incentive Plan, but determined that achievement of three-year EPS goals rewards sufficiently different performance than annual EPS goals such that the metrics do not meaningfully overlap. The “other factors” included in the performance metrics may only reduce the vesting of performance shares if, in the Compensation Committee’s judgment, performance with regard to these “other factors” is insufficient.

The Compensation Committee believes that performance shares encourage our Named Executive Officers to make decisions and to deliver results over a multi-year time period, thereby keeping a focus on our long-term performance objectives. In addition, performance shares allow us to retain executive talent because executives generally must remain employed through the end of the performance period to realize the full value of the award.

Restricted Stock Units

Restricted stock units allow our Named Executive Officers to receive common shares subject to their continued employment during a four-year vesting period. Restricted stock units align the interests of our executives with those of our shareholders by providing a direct link to share price, seeing that our executives maintain robust levels of share ownership, and providing strong incentives for retention of key executives.

Stock Options

Stock options allow our Named Executive Officers to purchase shares at a price not less than the grant date closing price of our common shares on the New York Stock Exchange (or, if there is no reported closing price on the grant date, the closing price on the preceding business day). Stock options vest ratably over a four-year period and have a ten-year term.

We believe that stock options are an effective tool to align the interests of our shareholders with those of our executives as long as they are appropriately risk-balanced and granted in measured amounts. Our regulators, however, have expressed concerns about the leverage associated with stock options and the possibility of executives realizing a disproportionate award; accordingly, since 2013, we have limited our usage of stock options to 10% of each Named Executive Officer’s annual long-term incentive opportunity.

Other Elements of Compensation

Perquisites

The perquisites currently made available to all Named Executive Officers include an annual executive physical as well as a tax and financial planning perquisite, which was introduced in 2016. The Compensation Committee introduced the tax and financial planning benefit after consideration of market practices and in recognition that the personal tax and financial situations of our Executive Officers is more complex than that of other employees. We also provide Ms. Mooney with residential security services and, in some instances, require that she use a secure automobile and professionally trained driver as a matter of security. Ms. Mooney pays for the cost of the automobile and driver when used solely for personal purposes. In addition, we pay the annual premium on an individual disability insurance policy for Mr. Gorman that was put into place before he became an Executive Officer.

Retirement Programs

Our Named Executive Officers are eligible to participate in our qualified 401(k) Savings Plan on the same basis as all other eligible employees. The 401(k) Savings Plan provides for matching contributions up to 6% on amounts deferred and a discretionary profit sharing contribution on participants’ eligible compensation, each subject to applicable Internal Revenue Service (“IRS”) limitations. The Compensation Committee established the profit sharing contribution for 2016 at 2.5% of a participant’s eligible earnings.

Our Named Executive Officers also are eligible to participate in our non-qualified Deferred Savings Plan, which provides a select group of highly compensated individuals with the ability to receive matching contributions on compensation in excess of what is eligible to be deferred to the 401(k) Savings Plan. In 2014, the Compensation Committee eliminated the annual profit sharing contribution to the Deferred Savings Plan and, beginning in 2015, capped the amount of compensation eligible for a matching contribution at $500,000.

The matching and profit sharing contributions made to the 401(k) Savings Plan and the matching contributions made to the Deferred Savings Plan on behalf of the Named Executive Officers are included in the “All Other Compensation” column to the 2016 Summary Compensation Table on page 49 of this proxy statement.

Ms. Mooney and Mr. Gorman participated in our Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan, each of which we froze effective December 31, 2009. Additional information about our pension programs is included in the narrative to the 2016 Pension Benefits Table beginning on page 57 of this proxy statement.

Separation Pay

We maintain the KeyCorp Separation Pay Plan, which generally covers all of our employees, including our Named Executive Officers, and provides assistance upon termination as a result of a reduction in staff. Our Separation Pay Plan is described in the Potential Payments Upon Termination or Change of Control table on page 60 of this proxy statement.

Change of Control Agreements

Each Named Executive Officer has entered into a Change of Control Agreement with us. We use Change of Control Agreements to help attract and retain executive talent. The Compensation Committee and the Board of Directors each believes that it is in the best interests of shareholders to ensure that our Named Executive Officers are able to evaluate objectively the merits of a potential transaction without being distracted by its potential impact on their personal employment situations. The Compensation Committee believes that most companies in our Peer Group maintain similar change of control arrangements for their executive officers. Our Change of Control Agreements are described in the Potential Payments Upon Termination or Change of Control table on page  60 of this proxy statement.

How We Make Pay Decisions

We seek to maintain a competitive level and mix of pay reflective of the market in which we compete for talent. We do this by reviewing the levels and types of compensation paid to executive officers in similar positions at companies in our Peer Group and the other companies with whom we compete for talent.

 2017 Proxy Statement—Compensation Discussion and Analysis

Peer Group

In setting compensation for our Named Executive Officers, the Compensation Committee examines the compensation data of our peer companies provided by Compensation Advisory Partners (“CAP”), an independent executive compensation advisory firm, to better understand whether our pay practices remain appropriate when measured against the competitive landscape. While this market data is useful, the Compensation Committee does not rely only on this data for targeting compensation levels, but uses it as a basis for validating relative competitive pay for our Named Executive Officers. The Compensation Committee also considers market conditions, promotions, individual performance, and other relevant circumstances as it determines our Named Executive Officers’ compensation levels.

For 2016, the Compensation Committee continued to use a Peer Group comprised of banks with similar characteristics, including size and capabilities. The companies in our Peer Group maintain a strong brand and reputation and actively compete with us for executive talent. The companies in our 2016 Peer Group were (listed in alphabetical order):

BB&T Corp	Huntington Bancshares Inc.	Regions Financial Corp.

Comerica, Inc.	M&T Bank Corp.	SunTrust Banks, Inc.

Fifth Third Bancorp	People’s United Financial Inc.	US Bancorp

First Horizon National Corp.	PNC Financial Services Group, Inc.	Zions Bancorporation

As of December 31, 2016, the median asset size, full year revenue, and market capitalization of the Peer Group compared to our asset size, total revenue, and market capitalization is set forth in the table below:

Full Year Average Assets ($) (in billions)
Full Year 2016
U.S. Bancorp	433.3
PNC Financial	361.3
BB&T Corp	218.9
Sun Trust	199.0
Fifth Third Bank	142.3
Regions Financial	125.5
M&T Bank	124.3
KeyCorp	114.2
Huntington Bancshares	83.1
Comerica	71.7
Zions Bancorp	60.0
People’s United	39.8
First Horizon	27.4
Median (excl. KeyCorp)	124.9
Median	124.3

Full Year Revenue ($) (in billions)
Full Year 2016
U.S. Bancorp	21.1
PNC Financial	15.2
BB&T Corp	10.8
Sun Trust	8.6
Fifth Third Bank	6.3
Regions Financial	5.6
M&T Bank	5.3
KeyCorp	5.0
Huntington Bancshares	3.5
Comerica	2.8
Zions Bancorp	2.4
People’s United	1.3
First Horizon	1.3
Median (excl. KeyCorp)	5.4
Median	5.3

Market Capitalization ($) (in billions)
At Dec. 31, 2016
U.S. Bancorp	87.2
PNC Financial	56.7
BB&T Corp	38.1
Sun Trust	26.9
M&T Bank	24.4
Fifth Third Bank	20.2
KeyCorp	19.7
Regions Financial	17.4
Huntington Bancshares	14.4
Comerica	11.9
Zions Bancorp	8.7
People’s United	6.1
First Horizon	4.7
Median (excl. KeyCorp)	18.8
Median	19.7

The Compensation Committee identified an opportunity to review the Peer Group in light of Key’s merger with First Niagara and the evolving regulatory environment. Based on a multi-dimensional review, the Compensation Committee modified the Peer Group for 2017 by adding Citizens Financial Group and removing People’s United Financial Inc. and First Horizon National Corp. These changes to our Peer Group for 2017 were made after considering a number of factors, such as asset size relative to the other institutions within the Peer Group and, in the case of People’s United Financial Inc. and First Horizon National Corp., due to the different regulatory expectations for institutions with less than $50 billion in assets.

Definitions of Certain Financial Goals

As described previously in this Compensation Discussion and Analysis, we use a balanced mix of financial and strategic goals to measure performance under our Annual Incentive Plan and for purposes of determining the vesting of performance shares. The financial goals are defined as follows:

•	Cash Efficiency Ratio (non-GAAP measure): Noninterest expense (GAAP) less intangible asset amortization divided by net interest income (GAAP) plus taxable-equivalent adjustment (non-GAAP) plus noninterest income.

•	EPS: Income from continuing operations attributable to KeyCorp common shareholders, divided by weighted-average common shares and potential common shares outstanding.

•	PPNR (non-GAAP measure): Net interest income (GAAP) plus taxable-equivalent adjustment (non-GAAP) plus noninterest income (GAAP) less noninterest expense (GAAP), all from continuing operations.

•	Return on Tangible Common Equity (non-GAAP measure): Income from continuing operations attributable to Key common shareholders (GAAP) divided by average KeCorp shareholders’ equity, less average intangible assets, adjusted for average purchased credit card relationships, less average preferred stock.

•	Net Loan Charge-Offs: Total loans charged off less total loan recoveries, all from continuing operations.

•	Tangible Common Equity Ratio (non-GAAP measure): KeyCorp shareholders’ equity (GAAP) less intangible assets, adjusted for purchased credit card relationships, less preferred stock, net of capital surplus, divided by total assets (GAAP) less intangible assets, adjusted for purchased credit card relationships.

•	Total Shareholder Return: Based on average closing share price over the last 20 trading days in the base year (i.e., for performance shares awarded in 2016, the last 20 trading days of 2015) versus average closing share price in the last 20 days in year three, plus investment of dividends paid during the measurement period.

Cash Efficiency Ratio, EPS, PPNR, and Return on Tangible Common Equity also exclude merger-related charges incurred in connection with the First Niagara acquisition. In its judgment, the Compensation Committee may adjust the performance goals for certain extraordinary items identified by the Compensation Committee to reflect changes in accounting, the regulatory environment, strategic corporate transactions, and other unusual or unplanned events. For 2016, no adjustments were made to the performance goals under the Annual Incentive Plan or with respect to outstanding performance awards except as otherwise described in this proxy statement related to the First Niagara merger.

A reconciliation of GAAP to non-GAAP financial measures and our reasons for using non-GAAP financial measures can be found in Figure 4 on page 39 of our 2016 Annual Report.

 2017 Proxy Statement—Compensation Discussion and Analysis

Compensation Committee Independence, Interlocks and Insider Participation

The members of the Compensation Committee are Bruce Broussard, Joseph A. Carrabba (Chair), Alexander M. Cutler, William G. Gisel, Jr., and Barbara R. Snyder, each of whom is an independent director under KeyCorp’s categorical independence standards, the general independence standards for directors established by the New York Stock Exchange, and the heightened independence standards required of Compensation Committee members by the New York Stock Exchange. No member of the Compensation Committee is a current, or during 2016 was a former, officer or employee of KeyCorp or any of its subsidiaries or affiliates. During 2016, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. In 2016, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

Role of the Compensation Committee

The Compensation Committee sets the pay and evaluates the performance of our Chairman and Chief Executive Officer and reviews and approves the compensation of a select group of other executives, including the Named Executive Officers. Our Chairman and Chief Executive Officer attends Compensation Committee meetings and provides information and input about the pay levels and performance of our Named Executive Officers, other than herself. The Compensation Committee regularly meets in executive session, during which no member of Management is present, to discuss the recommendations and approve pay actions for our Named Executive Officers, including our Chairman and Chief Executive Officer.

Compensation Consultant

The Compensation Committee has retained the services of CAP, an independent executive compensation advisory firm. At the Compensation Committee’s request, CAP provides it with information on current trends in compensation design and emerging compensation practices. CAP also provides the Compensation Committee with an annual review and analysis of the compensation programs of our Peer Group, which it updates during the latter half of the year to determine whether the compensation targets of the Named Executive Officers remain competitive. CAP reports directly to, and serves at the sole pleasure of, the Compensation Committee. CAP provided no other services to us other than the executive compensation consulting services that were requested by the Compensation Committee.

As part of its annual evaluation of its advisors, the Compensation Committee solicited information from CAP regarding any actual or perceived conflicts of interest and to evaluate its independence. Based on the information received from CAP, the Compensation Committee believes that the work CAP performed in 2016 did not raise a conflict of interest and that it is independent.

Tax and Accounting Treatment of Executive Compensation

Favorable accounting and tax treatment of the various elements of our executive compensation programs are a significant—but not a controlling—consideration in their design. Under Section 162(m) of the Internal Revenue Code, compensation paid to certain of our Named Executive Officers that exceeds $1 million annually is not deductible unless it qualifies as “performance-based compensation” as defined in Section 162(m). We generally try to preserve the deductibility of certain incentive compensation paid to our Named Executive Officers. For example, to facilitate the deductibility of 2016 annual incentive bonuses paid to certain executives who were anticipated to be subject to the limitations of Section 162(m), those incentive opportunities were granted under our 2011 Annual Performance Plan, which capped the maximum annual incentive actually payable to each at a percentage of our 2016 PPNR. Similarly, certain of our performance share awards were granted subject to a funding “hurdle” that will be satisfied if the ratio of our PPNR to average assets (from continuing operations) during the three-year performance period is at least equal to a specified percentage of the ratio of our PPNR to average assets (from continuing operations) for the preceding three years. If the hurdle is not satisfied, those performance shares do not fund—and none of those performance shares will vest—regardless of the level of achievement of the other performance goals described above. However, the Compensation Committee has not adopted a policy that requires all compensation to be deductible because we want to preserve the ability to provide cash or equity compensation to an executive that is not deductible under Section 162(m) if we believe that it is in our shareholders’ best interests.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 28 of this proxy statement and, based on this review and discussion, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee of the KeyCorp Board of Directors

Bruce Broussard

Joseph A. Carrabba (Chair)

Alexander M. Cutler

William G. Gisel, Jr.

Barbara R. Snyder

Compensation of Executive Officers and Directors

2016 Summary Compensation Table

The following table sets forth the compensation paid to, awarded to, or earned by the Named Executive Officers with respect to the years ending December 31, 2016, 2015 and 2014, to the extent applicable. Andrew J. “Randy” Paine III was not a Named Executive Officer in 2015 and 2014. Therefore, his compensation for those years is not included in the Summary Compensation Table below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (See chart below) (5)	Total ($)
Beth E. Mooney	2016	1,000,000	—	3,959,985	439,999	2,700,000	4,176	63,043	8,167,203
Chairman and CEO	2015	1,038,462	—	3,599,983	399,997	1,900,000	4,987	51,275	6,994,704
	2014	1,000,000	—	3,599,990	399,997	1,900,000	4,532	220,047	7,124,566

Donald R. Kimble	2016	638,462	—	1,349,990	149,999	950,000	—	36,625	3,125,076
Chief Financial Officer	2015	623,077	—	1,169,987	130,000	760,000	—	52,617	2,735,681
	2014	600,000	—	1,079,983	119,996	625,000	—	5,200	2,430,179

Christopher M. Gorman	2016	638,462	—	2,159,985	239,999	2,300,000	23,448	36,625	5,398,519
Merger Integration Executive	2015	623,077	—	2,249,981	249,997	1,800,000	27,998	35,300	4,986,353
	2014	600,000	—	1,799,988	199,996	1,600,000	25,448	137,200	4,362,632

Andrew J. “Randy” Paine III	2016	500,000	—	1,732,486	192,499	1,800,000	18,015	36,625	4,279,625
Co-Head, Key Corporate Bank	2015	—	—	—	—	—	—	—	—
	2014	—	—	—	—	—	—	—	—

Edward J. Burke	2016	550,000	—	944,992	104,999	1,200,000	17,540	22,525	2,840,056
Co-President, Community Bank	2015	571,154	—	2,144,988	104,998	1,000,000	20,943	21,200	3,863,283
	2014	533,127	—	1,124,971	74,997	1,050,000	19,036	20,800	2,822,931

(1)	Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 16 to the Consolidated Financial Statements contained in our 2016 Annual Report for an explanation of the assumptions made in valuing these awards.

On February 15, 2016, each Named Executive Officer (other than Mr. Paine) received stock awards consisting of a target number of performance shares and restricted stock units representing 50% and 40%, respectively, of each executive’s long-term incentive opportunity. Mr. Paine received stock awards consisting of a target number of cash performance shares and stock units representing 30% and 60%, respectively, of his long-term incentive opportunity. The target number of performance shares and restricted stock units awarded to each Named Executive Officer was determined by dividing the dollar amount of the Named Executive Officer’s performance share and restricted stock unit awards by the grant date closing price of a common share (rounded down to the nearest whole share). February 15, 2016 was not a trading day and our equity compensation plan requires that in that circumstance, the closing price of our common shares on the most recent trading day—in this case February 12, 2016—be used as the grant date closing price. On February 12, 2016, the closing price of our common shares was $10.49.

 2017 Proxy Statement—Compensation of Executive Officers and Directors

If our performance during the measurement period resulted in the maximum number of 2016 performance shares vesting, our executives would be entitled to a maximum award with a grant date fair value of the maximum award set forth in the following table.

Named Executive Officer	Grant Date Fair Value of Performance Shares at Maximum Award ($)
Beth E. Mooney	$3,299,991
Donald R. Kimble	$1,124,990
Christopher M. Gorman	$1,799,990
Andrew J. “Randy” Paine III	$866,243
Edward J. Burke	$787,490

(2)	Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of options using the Black-Scholes option pricing model. On February 15, 2016, each Named Executive Officer received an annual long-term incentive award consisting, in part, of an award of nonqualified stock options. See Note 16 to the Consolidated Financial Statements contained in our 2016 Annual Report for an explanation of the assumptions made in valuing stock options granted to our Named Executive Officers in 2016.

(3)	Amounts reported as “Non-Equity Incentive Plan Compensation” reflect annual incentives earned by each Named Executive Officer for the applicable year.

(4)	Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the interest credits allocated to Ms. Mooney, Mr. Gorman, Mr. Paine, and Mr. Burke under the frozen Cash Balance Pension Plan and Second Excess Cash Balance Pension Plan. We froze our pension benefits for all employees, including the Named Executive Officers, effective December 31, 2009, as described in the narrative to the 2016 Pension Benefits Table beginning on page 57 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation.

(5)	The following table sets forth detail about the amounts reported in the “All Other Compensation” column:

Name	Executive Physical ($) (a)	Executive Security ($) (b)	Financial Planning ($) (c)	Matching Contribution ($) (d)	Profit Sharing ($) (e)	Total ($)
Beth E. Mooney	5,976	17,935	2,507	30,000	6,625	63,043
Donald R. Kimble	—	—	—	30,000	6,625	36,625
Christopher M. Gorman	—	—	—	30,000	6,625	36,625
Andrew J. “Randy” Paine III	—	—	—	30,000	6,625	36,625
Edward J. Burke	—	—	—	15,900	6,625	22,525

(a)	The maximum benefit utilized by any Named Executive Officer was $5,976. For privacy reasons, this amount is shown regardless of actual usage.

(b)	Based on the recommendations of an independent security study, the Compensation Committee approved a comprehensive security program for Ms. Mooney. Under this program, we are paying for certain security upgrades and have authorized, and in some instances required, her to use a secure automobile and professionally-trained driver for business and personal travel. Ms. Mooney reimburses us for the cost of automobile and driver when used solely for personal purposes.

(c)	The Compensation Committee approved a tax and financial planning perquisite, which was introduced in 2016. The amount shown in this column represents the cost to Key for any Named Executive Officer who utilized this benefit.

(d)	The amounts in this column consist of Company contributions to the qualified 401(k) Savings Plan and the nonqualified Deferred Savings Plan. For more information about these plans, see pages 43 and 59 of this proxy statement.

(e)	Employees participating in our 401(k) Savings Plan receive a discretionary profit sharing contribution equal to a percentage of their plan-eligible compensation. The contribution percentage is determined annually by the Compensation Committee. For 2016, the profit sharing contribution to this plan was 2.5%. For more information about this plan, see page 43 of this proxy statement.

2016 Grants of Plan-Based Awards Table

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards (# of Shares or Units)(3)	All Other Option Awards (# of Shares Underlying Options)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Beth E. Mooney		1,000,000	2,000,000	4,000,000	—	—	—	—	—	—	—
	2/15/16	—	—	—	104,862	209,723	314,585	—	—	—	2,199,994
	2/15/16	—	—	—	—	—	—	—	205,607	10.49	439,999
	2/15/16	—	—	—	—	—	—	167,778	—	—	1,759,991

Donald R. Kimble		375,000	750,000	1,500,000	—	—	—	—	—	—	—
	2/15/16	—	—	—	35,748	71,496	107,244	—	—	—	749,993
	2/15/16	—	—	—	—	—	—	—	70,093	10.49	149,999
	2/15/16	—	—	—	—	—	—	57,197	—	—	599,997

Christopher M. Gorman		850,000	1,700,000	3,400,000	—	—	—	—	—	—	—
	2/15/16	—	—	—	57,197	114,394	171,591	—	—	—	1,199,993
	2/15/16	—	—	—	—	—	—	—	112,149	10.49	239,999
	2/15/16	—	—	—	—	—	—	91,515	—	—	959,992

Andrew J. “Randy” Paine III		750,000	1,500,000	3,000,000	—	—	—	—	—	—	—
	2/15/16	—	—	—	27,526	55,052	82,578	—	—	—	577,495
	2/15/16	—	—	—	—	—	—	—	89,953	10.49	192,499
	2/15/16	—	—	—	—	—	—	110,104	—	—	1,154,991

Edward J. Burke		525,000	1,050,000	2,100,000	—	—	—	—	—	—	—
	2/15/16	—	—	—	25,024	50,047	75,071	—	—	—	524,993
	2/15/16	—	—	—	—	—	—	—	49,065	10.49	104,999
	2/15/16	—	—	—	—	—	—	40,038	—	—	419,999

(1)	Amounts reported as “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the individual annual incentive opportunity each of the Named Executive Officers could receive at threshold (50% of target), at target, and at maximum (200% of target) performance for the one-year performance period ended December 31, 2016. The maximum individual opportunity that any Named Executive Officer can earn is different than the maximum funding level of our Annual Incentive Plan described in the Compensation Discussion and Analysis section of this proxy statement. Actual annual incentive payments are reflected in the 2016 Summary Compensation Table on page 49 of the proxy statement.

(2)	Amounts reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column reflect the threshold (50% of target), target, and maximum (150% of target) long-term incentive awards in the form of performance shares that each Named Executive Officer could earn for the three-year performance period beginning on January 1, 2016, and ending December 31, 2018. Our performance share awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. The dollar value awarded to each of the Named Executive Officers as performance shares was converted into a book entry target number of phantom shares that track the stock price and pay out in the form of shares. The price at which the performance shares were converted was based on the grant date closing price of our common shares of $10.49. Please see footnote 1 to the 2016 Summary Compensation Table for a discussion of how we arrive at the grant date closing price. Dividend equivalents on the target number of shares are reinvested and subject to the same terms and restrictions otherwise applicable to the underlying performance shares.

(3)	Amounts reported in the “All Other Stock Awards” column are the number of restricted stock units granted to each of the Named Executive Officers on February 15, 2016, which vest in four equal installments following the grant date.

(4)	Amounts reported in the “All Other Option Awards” column are the number of KeyCorp common shares underlying the stock options granted to each of the Named Executive Officers on February 15, 2016. Stock options granted in 2016 vest in four equal annual installments following the grant date.

 2017 Proxy Statement—Compensation of Executive Officers and Directors

(5)	We set the exercise price of all stock options using the grant date closing price of our common shares of $10.49. Please see footnote 1 to the Summary Compensation Table for a discussion of how we arrive at the grant date closing price. The Compensation Committee does not reprice options. We have not and will not back-date options, nor do we provide loans to employees in order to exercise options. If an equity-based award is granted in a month in which our earnings are publicly disclosed, the grant date will be the date of the Compensation Committee meeting granting the equity-based award or three days following the earnings release, whichever is later.

(6)	Amounts reported in the “Grant Date Fair Value of Stock and Options Awards” column represent the aggregate grant date fair value of equity awards granted during the respective year. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note 16 to the Consolidated Financial Statements contained in our 2016 Annual Report.

The impact of terminations and a change of control on the Grants of Plan-Based Awards is shown in more detail in the Potential Payments Upon Termination or Change of Control table on page 60 of this proxy statement.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for each Named Executive Officer with respect to (i) each stock option that had not been exercised and remained outstanding as of December 31, 2016, (ii) each award of restricted stock units that had not vested and remained outstanding as of December 31, 2016, and (iii) each award of performance shares or cash performance shares that had not been vested and remained outstanding as of December 31, 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Beth E. Mooney	7/20/2007	105,000	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	175,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	350,000	—	6.12	6/12/2019	—	—	—	—
	5/19/2011	296,443	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	450,268	—	7.98	3/2/2022	—	—	—	—
	3/1/2013	84,507	28,169	9.33	3/1/2023	—	—	—	—
	2/17/2014	38,023	38,022	12.92	2/17/2024	—	—	—	—
	2/16/2015	23,095	69,283	14.11	2/16/2025	—	—	—	—
	2/15/2016	—	205,607	10.49	2/15/2026	—	—	—	—
	Aggregate non- option awards	—	—	—	—	525,049	9,592,640	545,278	9,962,235
Donald R. Kimble	2/17/2014	11,407	11,406	12.92	2/17/2024	—	—	—	—
	2/16/2015	7,506	22,517	14.11	2/16/2025	—	—	—	—
	2/15/2016	—	70,093	10.49	2/15/2026	—	—	—	—
	Aggregate non- option awards	—	—	—	—	152,662	2,789,144	182,348	3,331,490
Christopher M. Gorman	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	5/19/2011	188,442	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	235,215	—	7.98	3/2/2022	—	—	—	—
	3/1/2013	40,141	13,380	9.33	3/1/2023	—	—	—	—
	2/17/2014	19,012	19,010	12.92	2/17/2024	—	—	—	—
	2/16/2015	14,434	43,302	14.11	2/16/2025	—	—	—	—
	2/15/2016	—	112,419	10.49	2/15/2026	—	—	—	—
	Aggregate non- option awards	—	—	—	—	280,299	5,121,064	315,130	5,757,421
Andrew J. “Randy” Paine III	7/20/2007	3,810	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	25,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	20,000	—	6.12	6/12/2019	—	—	—	—
	3/4/2011	34,696	—	9.26	3/4/2021	—	—	—	—
	3/2/2012	39,919	—	7.98	3/2/2022	—	—	—	—
	3/1/2013	9,507	3,169	9.33	3/1/2023	—	—	—	—
	2/17/2014	6,654	6,653	12.92	2/17/2024	—	—	—	—
	2/16/2015	5,341	16,021	14.11	2/16/2025	—	—	—	—
	2/15/2016	—	89,953	10.49	2/15/2026	—	—	—	—
	Aggregate non- option awards	—	—	—	—	274,000	5,005,975	115,588	2,111,788
Edward J. Burke	7/20/2007	42,857	—	36.20	7/20/2017	—	—	—	—
	7/25/2008	65,000	—	11.16	7/25/2018	—	—	—	—
	6/12/2009	48,000	—	6.12	6/12/2019	—	—	—	—
	7/27/2010	50,201	—	8.42	7/27/2020	—	—	—	—
	5/19/2011	46,639	—	8.59	5/19/2021	—	—	—	—
	3/2/2012	57,661	—	7.98	3/2/2022	—	—	—	—
	3/1/2013	13,732	4,577	9.33	3/1/2023	—	—	—	—
	2/17/2014	7,130	7,128	12.92	2/17/2024	—	—	—	—
	2/16/2015	6,063	18,186	14.11	2/16/2025	—	—	—	—
	2/15/2016	—	49,065	10.49	2/15/2026	—	—	—	—
	Aggregate non- option awards	—	—	—	—	215,356	3,934,559	135,433	2,474,370

 2017 Proxy Statement—Compensation of Executive Officers and Directors

(1)	This column shows the number of common shares underlying outstanding stock options that have vested as of December 31, 2016.

(2)	This column shows the number of common shares underlying outstanding stock options that have not vested as of December 31, 2016. The remaining vesting dates are shown in the following table. All options described below vest in four equal annual installments from the grant date, unless otherwise noted.

Name	Grant Date	Options Outstanding	Remaining Vesting Dates
Beth E. Mooney	3/1/2013	28,169	3/1/2017
	2/17/2014	38,022	2/17/2017, 2/17/2018
	2/16/2015	69,283	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	205,607	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Donald R. Kimble	2/17/2014	11,046	2/17/2017, 2/17/2018
	2/16/2015	22,517	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	70,093	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Christopher M. Gorman	3/1/2013	13,380	3/1/2017
	2/17/2014	19,010	2/17/2017, 2/17/2018
	2/16/2015	43,302	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	112,149	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Andrew J. “Randy” Paine III	3/1/2013	3,169	3/1/2017
	2/17/2014	6,653	2/17/2017, 2/17/2018
	2/16/2015	16,021	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	89,953	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Edward J. Burke	3/1/2013	4,577	3/1/2017
	2/17/2014	7,128	2/17/2017, 2/17/2018
	2/16/2015	18,816	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	49,065	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020

(3)	This column shows the exercise price for each stock option reported in the table, which was at least 100% of the fair market value of our common shares on the grant date.
(4)	This column shows the aggregate number of restricted stock units outstanding as of December 31, 2016, and the number of 2014 performance shares or cash performance shares earned based on performance of 91.4% through December 31, 2016, that remain outstanding as of that date. The remaining vesting dates are shown in the following table. All awards described below vest in four equal annual installments from the grant date, unless otherwise noted under “Vesting Schedules.”

Name	Grant Date	Shares or Units Outstanding	Remaining Vesting Dates	Vesting Schedules
Beth E. Mooney	3/1/2013	47,055	3/1/2017
	2/17/2014	150,844	2/17/2017	Performance shares vest in full on 2/17/2017.
	2/17/2014	66,015	2/17/2017, 2/17/2018
	2/16/2015	89,037	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	172,098	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Donald R. Kimble	2/17/2014	45,253	2/17/2017	Performance shares vest in full on 2/17/2017.
	2/17/2014	19,804	2/17/2017, 2/17/2018
	2/16/2015	28,936	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	58,669	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Christopher M. Gorman	3/1/2013	22,351	3/1/2017
	2/17/2014	75,422	2/17/2017	Performance shares vest in full on 2/17/2017.
	2/17/2014	33,007	2/17/2017, 2/17/2018
	2/16/2015	55,648	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	93,871	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020

Name	Grant Date	Shares or Units Outstanding	Remaining Vesting Dates	Vesting Schedules
Andrew J. “Randy” Paine III	3/1/2013	7,940	3/1/2017
	2/17/2014	15,838	2/17/2017	Cash performance shares vest in full on 2/17/2017.
	2/17/2014	37,133	2/17/2017	100% vests on the third anniversary of the grant date.
	2/17/2014	17,328	2/17/2017, 2/17/2018
	2/16/2015	51,939	2/17/2018	100% vests on the third anniversary of the grant date.
	2/16/2015	30,883	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	112,939	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020
Edward J. Burke	3/1/2013	11,469	3/1/2017
	2/17/2014	16,969	2/17/2017	Cash performance shares vest in full on 2/17/2017.
	2/17/2014	37,133	2/17/2017	100% vests on the third anniversary of the grant date.
	2/17/2014	18,566	2/17/2017, 2/17/2018
	2/16/2015	23,372	2/17/2017, 2/17/2018, 2/17/2019
	2/16/2015	66,778	2/17/2017, 2/17/2018, 2/17/2019
	2/15/2016	41,069	2/17/2017, 2/17/2018, 2/17/2019, 2/17/2020

(5)	This column shows the aggregate number of performance shares or cash performance shares outstanding and shown at the maximum value of 150% based on performance as of December 31, 2016, other than the 2014 award of performance shares or cash performance shares which were earned based on performance between 2014 and 2016 and vested in full on February 17, 2017. The vesting dates for each award of performance shares or cash performance shares (including reinvested dividends) are shown in the following table. All awards described below vest in full after three years from the grant date, unless otherwise noted.

Name	Grant Date	Shares or Units Outstanding	Remaining Vesting Dates
Beth E. Mooney	2/16/2015	222,594	2/17/2018
	2/15/2016	322,684	2/17/2019
Donald R. Kimble	2/16/2015	72,343	2/17/2018
	2/15/2016	110,005	2/17/2019
Christopher M. Gorman	2/16/2015	139,121	2/17/2018
	2/15/2016	176,009	2/17/2019
Andrew J. “Randy” Paine III	2/16/2015	30,884	2/17/2018
	2/15/2016	84,704	2/17/2019
Edward J. Burke	2/16/2015	58,430	2/17/2018
	2/15/2016	77,003	2/17/2019

 2017 Proxy Statement—Compensation of Executive Officers and Directors

2016 Option Exercises and Stock Vested Table

The following table provides information regarding the vesting of restricted stock units during the year ended December 31, 2016, for the Named Executive Officers. The Named Executive Officers did not exercise any stock options in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired in Exercise (#)	Value Realized on Exercise ($)	Award Vesting Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Beth E. Mooney	—	—	2/17/2016(1)	32,179	351,721
	—	—	2/17/2016(2)	28,935	316,257
	—	—	3/1/2016(3)	280,191	3,054,082
	—	—	3/1/2016(4)	45,192	492,589
	—	—	3/2/2016(5)	9,426	106,605
	—	—	3/15/2016(6)	1,881	21,014
	—	—	3/15/2016(7)	63	707
				397,867	4,342,975
Donald R. Kimble	—	—	2/17/2016(1)	9,654	105,516
	—	—	2/17/2016(2)	9,404	102,790
	—	—	6/3/2016(8)	69,255	880,228
	—	—	6/15/2016(9)	505	5,887
				88,818	1,094,421
Christopher M. Gorman	—	—	2/17/2016(1)	16,090	175,861
	—	—	2/17/2016(2)	18,084	197,659
	—	—	3/1/2016(3)	133,091	1,450,690
	—	—	3/1/2016(4)	21,466	233,978
	—	—	3/2/2016(5)	7,176	81,156
	—	—	3/15/2016(6)	894	9,982
	—	—	3/15/2016(7)	48	538
				196,849	2,149,864
Andrew J. “Randy” Paine III	—	—	2/17/2016(1)	8,447	92,327
	—	—	2/17/2016(2)	10,037	109,707
	—	—	3/1/2016(3)	18,912	206,144
	—	—	3/1/2016(4)	7,625	83,117
	—	—	3/2/2016(5)	5,308	60,036
	—	—	3/2/2016(10)	5,086	57,525
	—	—	3/15/2016(6)	127	1,418
	—	—	3/15/2016(7)	36	398
	—	—	3/15/2016(11)	34	381
				55,612	611,053
Edward J. Burke	—	—	2/17/2016(1)	9,050	98,916
	—	—	2/17/2016(2)	7,596	83,022
	—	—	2/17/2016(12)	21,701	237,195
	—	—	3/1/2016(3)	27,318	297,769
	—	—	3/1/2016(4)	11,015	120,068
	—	—	3/2/2016(5)	3,938	44,541
	—	—	3/2/2016(10)	7,346	83,085
	—	—	3/15/2016(6)	183	2,049
	—	—	3/15/2016(7)	26	295
	—	—	3/15/2016(11)	49	551
				88,222	967,491

(1)	Ms. Mooney and Messrs. Kimble, Gorman, Paine, and Burke each received a grant of restricted stock units on February 17, 2014, one-quarter of which vested on February 17, 2016.

(2)	Ms. Mooney and Messrs. Kimble, Gorman, Paine, and Burke each received a grant of restricted stock units on February 16, 2015, one-quarter of which vested on February 17, 2016.

(3)	Ms. Mooney and Messrs. Gorman, Paine, and Burke each received a grant of cash performance shares as part of our annual long-term incentive program on March 1, 2013, which were earned based on our performance between 2013 and 2015 and fully vested and were paid in cash on March 1, 2016.

(4)	Ms. Mooney and Messrs. Gorman, Paine, and Burke each received a grant of restricted stock units as part of the our long-term incentive program on March 1, 2013, one-quarter of which vested on March 1, 2016.

(5)	Ms. Mooney and Messrs. Gorman, Paine, and Burke each were required to defer a portion of their annual incentive award into restricted stock units on March 2, 2012, one-quarter of which vested on March 2, 2016.

(6)	Ms. Mooney and Messrs. Gorman, Paine, and Burke each received a grant of cash performance shares as part of our annual long-term incentive program on March 1, 2013, which were earned based on our performance between 2013 and 2015 and fully vested and were paid in cash on March 1, 2016. The dividends earned prior to the award fully vesting were paid in cash on March 15, 2016.

(7)	Ms. Mooney and Messrs. Gorman, Paine, and Burke each were required to defer a portion of their annual incentive award into restricted stock units on March 2, 2012, one-quarter of which vested and was paid in shares on March 2, 2016. The dividends earned prior to the award fully vesting were paid in shares on March 15, 2016.

(8)	Mr. Kimble received a grant of restricted stock units on June 3, 2013, in connection with his joining the company, one-third of which vested on June 3, 2016.

(9)	Mr. Kimble received a grant of restricted stock units on June 3, 2013, in connection with his joining the company, one-third of which vested and was paid in shares on June 3, 2016. The dividends earned prior to the award fully vesting were paid in shares on June 15, 2016.

(10)	Messrs. Paine and Burke received a grant of restricted stock units on March 2, 2012, as part of our long-term incentive program, one-quarter of which vested on March 2, 2016.

(11)	Messrs. Paine and Burke received a grant of restricted stock units on March 2, 2012, as part of our long-term incentive program, one-quarter of which vested and was paid on March 2, 2016. The dividends earned prior to the award fully vesting were paid in shares on March 15, 2016.

2016 Pension Benefits Table

The following table presents information about the Named Executive Officers’ participation in KeyCorp’s defined benefit pension plans as of December 31, 2016. Named Executive Officers who have not participated in KeyCorp’s defined benefit pension plans are excluded from this table.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)
Beth E. Mooney	Cash Balance Pension Plan	4	51,424
	Second Excess Cash Balance Pension Plan	4	98,766
Christopher M. Gorman	Cash Balance Pension Plan	18	197,053
	Second Excess Cash Balance Pension Plan	18	646,221
Andrew J. “Randy” Paine III	Cash Balance Pension Plan	16	197,123
	Second Excess Cash Balance Pension Plan	16	450,720
Edward J. Burke	Cash Balance Pension Plan	13	195,392
	Second Excess Cash Balance Pension Plan	13	435,396

KeyCorp previously maintained both a qualified Cash Balance Pension Plan (the “Pension Plan”) and a nonqualified Second Excess Cash Balance Pension Plan (the “Excess Plan”) in which employees, including Named Executive Officers, could participate. Credited service for Pension Plan and Excess Plan purposes was frozen as of December 31, 2009. Vesting service, however, continues to accrue.

Pension Plan

Effective December 31, 2009, KeyCorp froze the Pension Plan. Benefits accrued up through December 31, 2009, will continue to be credited with interest until the participant commences distribution

 2017 Proxy Statement—Compensation of Executive Officers and Directors

of benefits. The Pension Plan’s interest crediting rate is established annually and is based on the rate for 30-year U.S. Treasury securities. For 2016, the Pension Plan’s interest crediting rate was 2.83%. For 2017, the Pension Plan’s interest crediting rate is 2.6%. Participants’ Pension Plan distributions may be made upon the participant’s retirement, termination of employment, or death. Distributions may be made in the form of a single lump sum payment, in the form of an annuity, or in a series of actuarially equivalent installments.

Excess Plan

KeyCorp established the Excess Plan effective January 1, 2005, and the Excess Plan was frozen on December 31, 2009. Benefits that accrued through December 31, 2009, continue to be credited with interest until distribution. The Excess Plan’s interest crediting rate is the same as the interest crediting rate for the Pension Plan. To be eligible to receive a distribution from the Excess Plan, a participant must be age 55 or older with a minimum of five years of vesting service. Participants who are involuntarily terminated for reasons other than for cause may receive a distribution of their Excess Plan benefits provided that, at the time of termination, the participant (i) has a minimum of 25 years of vesting service with KeyCorp, and (ii) enters into an employment separation agreement (containing a full release with noncompete and nonsolicitation requirements) with us. Distributions are in the form of an annuity or actuarially equivalent installments (unless the participant’s benefit is under $50,000, in which case it is distributed as a single lump sum payment).

Ms. Mooney and Messrs. Gorman, Paine, and Burke participate in both the Pension Plan and Excess Plan.

2016 Nonqualified Deferred Compensation Table

The following table shows the nonqualified deferred compensation activity for the Named Executive Officers for 2016 under our Deferred Savings Plan. All executive contributions and KeyCorp contributions to the Deferred Savings Plan are also included in current-year compensation presented in the 2016 Summary Compensation Table on page 49 of this proxy statement.

Name	Executive Contributions in Last FY ($)(1)	KeyCorp Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Beth E. Mooney	158,100	14,100	529,799	—	3,479,653
Donald R. Kimble	68,008	14,100	15,110	—	140,969
Christopher M. Gorman	543,365	14,100	433,167	—	5,918,463
Andrew J. “Randy” Paine III	108,600	14,100	277,869	—	2,016,961
Edward J. Burke	—	—	69,609	—	326,433

(1)	Executive contributions and KeyCorp contributions in the last fiscal year are reflected in the 2016 Summary Compensation Table on page 49 of this proxy statement.

(2)	Aggregate earnings in the last fiscal year are not reflected in the 2016 Summary Compensation Table on page 49 of this proxy statement because the earnings were neither preferential nor above-market. Each of the Named Executive Officers had positive earnings results in 2016 and benefited from the gain in the price of KeyCorp common shares as well as KeyCorp common share dividends since the prior year end.

(3)	The aggregate balances at the last fiscal year-end represent the total ending account balance (employee and Company balances) at December 31, 2016, for each Named Executive Officer.

Previously reported Summary Compensation Table values for executive contributions and KeyCorp contributions under rules adopted in 2006 include: Ms. Mooney executive contributions of $2,336,145, and KeyCorp contributions of $819,120; and Mr. Kimble executive contributions of $30,462, and KeyCorp contributions of $14,100; and Mr. Gorman executive contributions of $2,420,097, and KeyCorp contributions of $549,659. Messrs. Paine and Burke did not have previous executive and KeyCorp contributions to report.

Deferred Savings Plan

KeyCorp maintains the Deferred Savings Plan (“DSP”). Participating employees may defer up to 50% of their base salary and up to 100% of their annual incentive awards (collectively referred to as “participant deferrals”) to the DSP once their compensation for the applicable plan year reaches the IRS compensation limits for the year. Prior to January 1, 2015, eligibility generally was restricted to employees based on salary grade. Effective January 1, 2015, eligibility was expanded to include employees with annual compensation exceeding IRS compensation limits for the year; however, the Compensation Committee (or its delegate) has the authority to exclude or include any employee from participating in the plan. We provide participants with an employer match on the first 6% of participant deferrals deferred under the DSP in excess of the IRS compensation limits. Effective January 1, 2015, we amended the DSP so that the employer match may not exceed 6% of the lesser of (i) $500,000 or (ii) the participant’s annual compensation. The employer match is subject to a 3-year vesting requirement. Prior to 2014, the DSP permitted us to make a discretionary profit sharing contribution in any amount, if any, determined annually by KeyCorp’s Board of Directors or its authorized committee. Effective beginning in 2014, the discretionary profit sharing contribution feature was eliminated from the DSP.

Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds offered under the 401(k) Savings Plan as well as in an interest-bearing fund. The interest-bearing fund is credited with a monthly interest rate equal to 120% of the applicable long-term federal rate as published by the Internal Revenue Service. Distributions of vested DSP benefits are made upon the employee’s separation from service.

 2017 Proxy Statement—Compensation of Executive Officers and Directors

Potential Payments Upon Termination or Change of Control

The following table describes the compensation and benefit enhancements that would be provided to the Named Executive Officers in various scenarios involving a termination of employment, other than compensation and benefits generally available to all salaried employees. The table describes our 2016 equity grant practices. To the extent relevant, prior practices are described in the footnotes.

Termination Event (1)	Severance Pay	Annual Incentive(3)	Stock Options	Restricted Stock Units(7)	Performance Awards	Nonqualified Pension Benefits(8)	Nonqualified Deferred Compensation(9)

Death	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of four years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Pro rata vesting	Full vesting of unvested balance with five years of service	Full vesting of unvested company contributions

Disability	None	Forfeited unless employed on payment date	Full vesting; all expire at earlier of five years or normal expiration(4)(5)	Full vesting and distribution on remaining vesting dates(4)	Pro rata vesting	Full vesting of unvested balance upon termination	Full vesting of unvested company contributions

Retirement	None	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of five years or normal expiration(5)(6)	Pro rata vesting(6)	Pro rata vesting	Full vesting of unvested balance	Full vesting of unvested company contributions with three years of service

Limited Circumstances	Up to 52 weeks salary continuation (capped at $530,000 in 2016)	Forfeited unless employed on payment date	Pro rata vesting; all expire at earlier of three years or normal expiration	Pro rata vesting	Pro rata vesting	Unvested balance forfeited unless 25 years of service	Full vesting of unvested company contributions

Change of Control Termination	Two times sum of base salary and the target annual incentive (CEO receives a three-times benefit (2)) Payment equal to 18 months COBRA premiums	Forfeited unless employed on payment date	Full vesting; all expire at earlier of two years or normal expiration	Full vesting	Full vesting	Full vesting of unvested balance	Full vesting of unvested company contributions Payment equal to two additional years of matching contributions under qualified and nonqualified retirement plans(2)

(1)	For purposes of the table above and, where applicable, the following tables, we define:

“Retirement” to mean a Named Executive Officer’s voluntary termination on or after age 55 with five years of service;

“Limited Circumstances” as a termination in which a Named Executive Officer becomes entitled to severance benefits under our Separation Pay Plan which generally provides all employees with benefits in the event of a loss of employment due to a reduction in staff. Although we may negotiate severance arrangements in the context of any employee’s termination, we generally do not provide any Named Executive Officer with severance benefits solely upon an involuntary termination, other than in the context of a change of control. As a result, no information is included about payments or benefits in the event of an involuntary termination without cause; and

“Change of Control Termination” as a Named Executive Officer’s involuntary termination or voluntary termination for “good reason,” in each case within two years following a change of control.

(2)	Select executives who had Change of Control Agreements providing for a greater than two-times benefit when we restructured these agreements in 2012 were permitted to retain the greater benefit.

(3)	All employees are eligible to receive a discretionary annual incentive for the year of termination.

(4)	Prior to 2013, unvested awards pro rata vested upon death or disability.

(5)	Prior to 2013, vested stock options expired at the earlier of three years or normal expiration.

(6)	Awards granted in 2013 or later fully vest if employee’s Retirement or Limited Circumstances termination occurs on or after age 60 with 10 years of service after first anniversary of grant.

(7)	Any restricted stock units attributable to annual cash incentives that were required to be deferred in accordance with our deferral requirements will vest in full on the remaining vesting dates if an employee terminates.

(8)	Please see the narrative to the Pension Benefits Table for more information about our nonqualified pension plans.

(9)	Please see the narrative to the Nonqualified Deferred Compensation Table for more information about our nonqualified deferred compensation plans.

2016 Post-Termination Tables

The following tables set forth the compensation that would be paid by KeyCorp to the Named Executive Officers assuming a termination of employment and/or Change of Control Termination on December 31, 2016, in the various scenarios outlined below. Except as otherwise noted below, the values reported for stock options, restricted stock units, and performance awards are based on the closing price of KeyCorp common shares on December 30, 2016, of $18.27 (less the applicable exercise price, in the case of stock options).

Beth E. Mooney

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	2,343,088	6,836,717	5,596,284	—	—	14,776,089
Disability	—	—	2,343,088	6,836,717	5,596,284	—	—	14,776,089
Retirement (1)	—	—	1,076,714	4,347,529	5,596,284	—	—	11,020,527
Limited Circumstances (2)	530,000	—	1,076,714	4,347,529	5,596,284	—	—	11,550,527
Change of Control Termination (3)	9,009,217	—	2,343,088	6,836,717	9,656,723	—	540,000	28,385,745

(1)	Ms. Mooney is retirement eligible under the definition of age 60 with 10 years of service and therefore would receive full vesting treatment on unvested restricted stock units or stock option equity awards (as long as the award is more than one year outstanding). Ms. Mooney is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Ms. Mooney would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Ms. Mooney is entitled to receive severance of three times the sum of her base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Donald R. Kimble

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	700,016	1,962,374	1,764,937	—	—	4,427,327
Disability	—	—	700,016	1,962,374	1,764,937	—	—	4,427,327
Retirement (1)	—	—	—	—	—	—	—	—
Limited Circumstances (2)	412,500	—	199,757	721,866	1,764,937	—	—	3,099,060
Change of Control Termination (3)	2,816,524	—	700,016	1,962,374	3,125,556	—	168,000	8,772,470

(1)	Mr. Kimble is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(2)	In the event of a termination under limited circumstances, Mr. Kimble would be entitled to salary continuation in the amount equal to 33 weeks of base salary as defined under the KeyCorp Separation Pay Plan.

 2017 Proxy Statement—Compensation of Executive Officers and Directors

(3)	Mr. Kimble is entitled to receive severance of two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as two additional years of deferred compensation matching contributions.

Christopher M. Gorman

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	1,273,976	3,743,102	3,054,854	—	—	8,071,932
Disability	—	—	1,273,976	3,743,102	3,054,854	—	—	8,071,932
Retirement (1)	—	—	448,503	1,633,228	3,054,854	—	—	5,136,585
Limited Circumstances (2)	530,000	—	448,503	1,633,228	3,054,854	—	—	5,666,585
Change of Control Termination (3)	7,073,134	—	1,273,976	3,743,102	5,345,897	—	423,000	17,859,109

(1)	Mr. Gorman is retirement eligible and therefore would receive pro rata vesting treatment on all unvested, outstanding equity awards. Mr. Gorman is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Mr. Gorman would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Mr. Gorman is entitled to receive severance of three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Andrew J. “Randy” Paine III

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)(1)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	830,406	4,716,617	815,427	450,720	—	6,813,170
Disability	—	—	830,406	4,716,617	815,427	450,720	—	6,813,170
Retirement (2)	—	—	—	—	—	—	—	—
Limited Circumstances (3)	500,000	—	228,101	2,676,035	815,427	—	—	4,219,563
Change of Control Termination (4)	4,025,777	—	830,406	4,716,617	1,724,442	450,720	240,000	11,987,962

(1)	Mr. Paine would receive accelerated vesting and payment of his outstanding Second Excess Cash Balance Pension Plan in the event of death, disability, or a change of control termination.

(2)	Mr. Paine is not retirement eligible and therefore all unvested, outstanding equity awards would be forfeited.

(3)	In the event of a termination under limited circumstances, Mr. Paine would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(4)	Mr. Paine is entitled to receive severance of two times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as two additional years of deferred compensation matching contributions.

Edward J. Burke

Termination Event	Severance Pay ($)	Annual Incentive ($)	Stock Options ($)	Restricted Stock Units ($)	Performance Awards ($)	Nonqualified Pension Benefits ($)	Nonqualified Deferred Compensation ($)	Totals ($)
Death	—	—	536,433	2,946,115	1,015,757	—	—	4,498,305
Disability	—	—	536,433	2,946,115	1,015,757	—	—	4,498,305
Retirement (1)	—	—	234,226	2,352,106	1,015,757	—	—	3,602,089
Limited Circumstances (2)	530,000	—	234,226	2,352,106	1,015,757	—	—	4,132,089
Change of Control Termination (3)	4,825,777	—	536,433	2,946,115	1,988,779	—	288,000	10,585,104

(1)	Mr. Burke is retirement eligible under the definition of age 60 with 10 years of service and therefore would receive full vesting treatment on unvested restricted stock units or stock option equity awards (as long as the award is more than one year outstanding). Mr. Burke is also fully vested in all retirement and pension benefits, so there would be no accelerated value associated with a termination.

(2)	In the event of a termination under limited circumstances, Mr. Burke would be entitled to salary continuation of the maximum amount allowed under the KeyCorp Separation Pay Plan.

(3)	Mr. Burke is entitled to receive severance of three times the sum of his base salary and target annual incentive plus annual COBRA medical premiums as a result of a Change of Control Termination, as well as three additional years of deferred compensation matching contributions.

Directors’ Compensation

Consistent with our philosophy of aligning the economic interests of our directors and shareholders, the directors’ compensation paid to each non-employee director of KeyCorp, consists of: (i) a cash retainer and (ii) stock-based compensation, referred to as “deferred shares.” The total amount of the cash retainer paid to each director differs depending upon whether the director serves as a member of certain committees of the Board, as chair of a committee of the Board, or as Lead Director of the Board. Ms. Mooney, as an employee of KeyCorp, does not receive any compensation for her service as a director.

Annually, the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable to KeyCorp directors in comparison to directors’ compensation payable at bank holding companies in our Peer Group (identified on page 44 of this proxy statement). The Nominating and Corporate Governance Committee periodically requests information from CAP to assist in this annual review. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation. For 2017, the Nominating and Corporate Governance Committee recommended and the Board approved a director pay program which increases the amount of the director’s annual cash retainer and award of deferred shares. Director compensation for 2016 and 2017 is described in the following table:

Annual Compensation Element	2016 ($)	2017 ($)
Cash Retainer	70,000	80,000
Deferred Share Award	110,000	120,000
Lead Director	40,000	40,000
Audit Committee Chair	30,000	30,000
Risk Committee Chair	30,000	30,000
Compensation & Organization Committee Chair	15,000	15,000
Nominating and Corporate Governance Committee Chair	10,000	10,000
Audit Committee Member	10,000	10,000
Risk Committee Member	10,000	10,000

 2017 Proxy Statement—Compensation of Executive Officers and Directors

Deferral of Cash Retainer

Directors may elect to defer payment of all or a portion of their cash retainer to a future date. Under the Directors’ Deferred Share Sub-Plan, the deferred cash retainer is converted into deferred shares that are payable in KeyCorp common shares on the specified deferral date.

Deferred Shares

The Board has determined that a significant portion of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. Other than Ms. Mooney, each director receives an annual award of deferred shares consisting of restricted stock units under the Directors’ Deferred Share Sub-Plan. Each grant is subject to a minimum three-year deferral period, which is accelerated upon a director’s separation from the Board. The deferred shares are paid 50% in KeyCorp common shares and 50% in cash based on the value of a KeyCorp common share on the earlier of the last day of the deferral period or the date of the director’s separation from the Board.

Directors may elect to further defer the payment of any award of deferred shares beyond three years. If a further deferral election is made, 100% of these further deferred shares are paid in the form of KeyCorp common shares. Payment is not made on any further deferred shares until the designated deferral date, which may be beyond the director’s separation from the Board.

2016 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2016. Ms. Mooney, as an employee of KeyCorp, is not compensated for her services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Austin A. Adams	33,334	—	33,334
Bruce D. Broussard	70,000	109,998	179,998
Joseph A. Carrabba	85,000	109,998	194,998
Charles P. Cooley	100,000	109,998	209,998
Gary M. Crosby	29,167	—	29,167
Alexander M. Cutler	120,000	109,998	229,998
H. James Dallas	80,000	109,998	189,998
Elizabeth R. Gile	100,000	109,998	209,998
Ruth Ann M. Gillis	80,000	109,998	189,998
William G. Gisel, Jr.	70,000	109,998	179,998
Carlton L. Highsmith	29,167	—	29,167
Richard J. Hipple	80,000	109,998	189,998
Kristen L. Manos	80,000	109,998	189,998
Demos Parneros	80,000	109,998	189,998
Barbara R. Snyder	70,000	109,998	179,998
David K. Wilson	80,000	109,998	189,998

(1)

Amounts reported in the “Fees Earned or Paid in Cash” column include fees for service as chair of a Board committee during 2016 as follows: Joseph A. Carrabba, Compensation and Organization Committee Chair;

Charles P. Cooley, Audit Committee Chair; Elizabeth R. Gile, Risk Committee Chair; and Alexander M. Cutler, Nominating and Corporate Governance Committee Chair. Amounts reported in the “Fees Earned or Paid in Cash” column further include fees for service as a member of the Risk Committee and Audit Committee during 2016 as follows: Austin A. Adams, Risk Committee Member (August to December); H. James Dallas, Audit Committee Member; Ruth Ann M. Gillis, Risk Committee Member; Richard J. Hipple, Audit Committee Member; Kristen L. Manos, Audit Committee Member; Demos Parneros, Risk Committee Member; and David K. Wilson, Risk Committee Member. For Alexander M. Cutler, the amount reported in the “Fees Earned or Paid in Cash” column also includes fees for his service during 2016 as Lead Director.

(2)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the stock awards granted during the year computed in accordance with applicable accounting guidance. The accounting assumptions used in calculating the grant date fair value are presented in Note 16 to the Consolidated Financial Statements of our 2016 Annual Report. On May 19, 2016, each director who was then serving received a grant of 8,878 fully vested deferred shares at a fair market value of $110,000 rounded down to the nearest whole share. One-half of this deferred share award is payable in shares and one-half of this award is payable in cash on the third anniversary of the grant date unless the director has elected to further defer payment, in which case the entire award is payable in shares.

Audit Matters

Ernst & Young’s Fees

The following is a summary and description of fees billed for services provided by our independent auditor, Ernst & Young, for fiscal years 2016 and 2015.

Services	2016 ($)	2015 ($)
Audit Fees (1)	8,876,000	7,132,000
Audit-Related Fees (2)	808,000	1,021,000
Tax Fees (3)	360,000	310,000
All Other Fees (4)	—	32,000
Total	10,044,000	8,495,000

(1)	Aggregate fees billed for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for fiscal years 2016 and 2015, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2016 and 2015, and respective audits of KeyCorp subsidiaries for fiscal years 2016 and 2015. The increase in fees year over year related to the expanded audit procedures resulting from KeyCorp’s acquisition of First Niagara as well as increased activity related to debt and equity offerings.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported as “audit fees” above. These services consisted of attestation and compliance reports in 2016 and 2015.

(3)	Aggregate fees billed for tax services. These services consisted of tax compliance services provided to certain investment funds managed by KeyCorp and tax compliance services provided to certain domestic and foreign subsidiaries of KeyCorp in 2016 and 2015.

(4)	Aggregate fees billed for products and services other than those described above. These products and services consisted of permitted advisory services in 2015.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a Policy Statement on Independent Auditing Firm’s Services and Related Fees, which governs the Audit Committee’s pre-approval process for services provided by the independent audit firm and fees paid to such firm. Those services may include audit services, audit-related services, tax services, and other services. Any audit, audit-related, tax, or other services not incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement and that are proposed subsequent to that approval require the pre-approval of the Audit Committee, which may be delegated to the Chair of the Audit Committee, whose action on the request shall be reported at the next meeting of the full Audit Committee. Audit, audit-related, tax, and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals. The independent audit firm is required to regularly report to the Audit Committee regarding the extent of audit, audit-related, tax, and other services provided by the independent audit firm and the related fees for such services. During 2016, all services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee of the KeyCorp Board of Directors is composed of four non-employee directors and operates under a written charter adopted by the Board of Directors. The Audit Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit KeyCorp’s financial statements. The independent audit firm is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for KeyCorp’s internal controls and financial reporting process.

Annually, the Audit Committee considers the results of an evaluation of the qualifications, experience, candor, independence, objectivity, and professional skepticism of the independent external auditor in determining whether to retain the firm for the next fiscal year. As part of this evaluation, the Audit Committee reviews and considers the results of the Public Company Accounting Oversight Board’s annual inspection of the independent external auditor. The evaluation is led by KeyCorp’s Chief Risk Review Officer, who reports directly to the Audit Committee. The Audit Committee oversees the audit fees negotiations associated with KeyCorp’s retention of the independent auditor and has the sole authority to approve the audit fees. In accordance with rules of the Securities and Exchange Commission, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to KeyCorp. In conjunction with this five-year mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the independent auditor’s new lead engagement partner. Pursuant to the five-year mandated rotation, a new lead engagement partner was designated in 2016. Ernst & Young has been retained as KeyCorp’s independent external auditor continuously since the 1994 merger of KeyCorp and Society Corporation. Each of KeyCorp and Society Corporation had retained Ernst & Young prior to the 1994 merger. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as KeyCorp’s independent external auditor is in the best interests of KeyCorp and its investors. At each regularly scheduled meeting, the Audit Committee holds executive sessions and private meetings with individual members of management, internal audit, and the independent external auditor as the Audit Committee deems necessary.

In fulfilling its oversight responsibility, the Audit Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Audit Committee. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Audit Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Audit Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2016 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Audit Committee has discussed with Ernst & Young the matters required by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young its independence from KeyCorp.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2016, that was filed with the Securities and Exchange Commission.

Audit Committee of the KeyCorp Board of Directors:

Charles P. Cooley (Chair)

H. James Dallas

Richard J. Hipple

Kristen L. Manos

PROPOSAL TWO: Ratification of Independent Auditor

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditor to examine the financial statements of KeyCorp and its subsidiaries for the 2017 fiscal year. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” the ratification of this appointment.

PROPOSAL THREE: Advisory Approval of KeyCorp’s Executive Compensation

KeyCorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers at this Annual Meeting as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act. At the 2011 Annual Meeting of Shareholders, shareholders were asked to recommend how often they should be given the opportunity to cast this advisory vote. The shareholders overwhelmingly voted for an annual advisory vote on executive compensation and the Board approved this choice. Shareholders are also being asked to vote again on the frequency of the advisory vote on executive compensation, which is described in Proposal Four.

The vote on the compensation of our Named Executive Officers will not be binding on or overrule any decisions by KeyCorp’s Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board, and will not restrict or limit the ability of KeyCorp’s shareholders to make proposals for inclusion in proxy materials related to executive compensation. However, as described in the Compensation Discussion and Analysis section beginning on page 28 of this proxy statement, the Compensation Committee has taken into account the results of previous votes on this issue in considering executive compensation arrangements and will take into account the outcome of this year’s vote when considering such arrangements in the future.

This advisory proposal was approved by approximately 95% of the KeyCorp common shares represented at the 2016 Annual Meeting of Shareholders. As discussed in the Compensation Discussion and Analysis section beginning on page 28 of this proxy statement, the Compensation Committee believes that the compensation of our Named Executive Officers for 2016 is reasonable and appropriate in light of the 2016 performance of the company, is consistent with our pay-for-performance compensation philosophy, and helps to ensure the alignment of management’s interests with our shareholders’ interests to support long-term value creation.

The Board of Directors has determined that the best way to allow shareholders to vote on KeyCorp’s executive compensation is through the following resolution:

RESOLVED, that the shareholders approve on an advisory basis KeyCorp’s Named Executive Officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Vote Required

Approval of this proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “FOR” this proposal.

PROPOSAL FOUR: Advisory Approval of the Frequency of the Shareholder Vote on KeyCorp’s Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables KeyCorp’s shareholders to indicate how frequently KeyCorp should seek an advisory vote on the compensation of our Named Executive Officers. This advisory vote, which is also required by Section 14A of the Exchange Act, must be solicited from our shareholders at least once every six years. At the last vote held at the 2011 Annual Meeting of Shareholders, shareholders overwhelmingly voted for an annual advisory vote on executive compensation, and the Board of Directors approved this choice.

By voting on the proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on the compensation of our Named Executive Officers annually, every two years, or every three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Board of Directors highly values regular and frequent input from our shareholders on important issues such as the compensation of our Named Executive Officers. The Board of Directors believes that an annual vote supports KeyCorp’s efforts to engage in an ongoing dialogue with our shareholders on our executive compensation and corporate governance practices. The annual advisory vote on our executive compensation enables shareholders to provide timely, direct input on our executive compensation philosophy, policies, and practices, which are disclosed each year in the proxy statement for our annual meeting.

This vote is advisory and not binding on KeyCorp, the Board of Directors, or the Compensation Committee in any way. The Board of Directors and the Compensation Committee will consider the outcome of the vote, however, when considering the frequency of future advisory votes on the compensation of our Named Executive Officers.

The next shareholder vote on the frequency of future votes on Named Executive Officer compensation will occur at our 2023 Annual Meeting of Shareholders.

Vote Required

The frequency for the advisory vote on executive compensation (that is, annually, every two years, or every three years) that receives the vote of the greatest number of the KeyCorp common shares represented in person or by proxy at the Annual Meeting will be the frequency recommended by the shareholders.

The Board of Directors unanimously recommends that our shareholders vote in favor of an ANNUAL advisory vote on executive compensation.

PROPOSAL FIVE: Shareholder Proposal Seeking an Independent Board Chairman

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 621 Seventeenth Street, No. 2000; Denver, Colorado, 80293-2001; telephone number: 303-355-1199. Mr. Armstrong owns 20,080 KeyCorp common shares. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement appear below, printed verbatim from his submission. The Board of Directors recommends a vote “AGAINST” this proposal.

RESOLUTION

That the shareholders of KEYCORP request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (A) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and will serve as Chairman.

STATEMENT

KEYCORP and WELLS FARGO & COMPANY opposed this proposal of the proponent many times in past annual meetings. Although it received 54% of shares voted in its favor in the 2012 annual meeting of KEYCORP, the KEYCORP board increased the duties of its “Lead Director”--a person heading Eaton Corporation as Chairman and Chief Executive Officer and is governed by the tax codes of Ireland. This does not seem beneficial to shareholders as the earnings remain reduced reflected by dividends of only 34¢ per share annually compared to $1.46 in 2007. Tangible book value in 2007 was $16.47 per share compared to $11.22 at year end 2015.

Compensation for KEYCORP’s Chairman/President has increased as she joined the Board of AT&T and received $291,702 as 2015 compensation. The proponent believes an “independent” chairman would not allow this time away while KEYCORP has been unable to restore its earnings.

This proposal’s proponent, a longterm shareholder of KEYCORP, caused declassification of its director terms from three years to one year and its elimination of super-majority voting requirements.

In the fall of 2016 after Wells Fargo & Company admitted its several problems, it abandoned the dual role of one person serving as its Chairman of the Board while being Chief Executive Officer and appointed an “independent” Chairman and “independent” Vice-Chairman of the Board. Obviously, its Board finally realized the seriousness of the issues and the impact of its paying $210,000,000 in fines. More recently, it increased high-end estimates or reasonably possible potential litigation losses of $1,700,000,000.

DuPont’s failures were placed upon its Board Chair and Chief Executive Officer who was ousted by its board in the same manner that Target Corporation’s board ousted its Chairman/Chief Executive Officer a year earlier. Studies have confirmed that under-performing companies lack an independent chairman and companies, worldwide, are routinely separating the positions of chairman and CEO (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer, 2010).

Norges Bank Investment Management has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.

If you agree, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement

The Board of Directors has carefully reviewed the proposal and recommends that the shareholders vote AGAINST it. The Board believes that independent Board leadership is critical and that the Board should have the flexibility to consider all relevant factors and select the most appropriate leadership structure for the Company’s circumstances at any given time. The current Board leadership structure, together with the Board’s other practices, already provides effective independent oversight of management, and Board accountability and responsiveness to shareholders.

Our Board is committed to robust independent Board leadership. The Board has an independent Lead Director with a meaningful role, 15 independent directors, including two new independent directors who joined the Board in 2016 in connection with KeyCorp’s acquisition of First Niagara, and a strong, independent committee structure.

KeyCorp’s independent directors have elected Alexander M. Cutler to provide independent Board leadership as the Board’s independent Lead Director for 2017. Among his specific responsibilities, the independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including regular executive sessions of the independent and non-management directors;

•	serves as liaison between the Chairman and the independent and non-management directors;

•	approves information and meeting agendas sent to the Board;

•	approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent and non-management directors;

•	if requested by major shareholders, is available for consultation and direct communication;

•	advises on the retention of independent consultants to the Board;

•	assists the Board and management in assuring compliance with applicable securities laws and fiduciary duties to shareholders;

•	oversees initiatives to implement improvements to KeyCorp’s governance policies and the Corporate Governance Guidelines;

•	serves as a focal point for independent Committee Chairs and provides guidance, coordination, and advice for the committees; and

•	together with the Chair of the Compensation Committee, facilitates the evaluation of the performance of KeyCorp’s Chief Executive Officer.

The Lead Director seeks input from independent and non-management directors with respect to items to be included on the agenda for each Board meeting and provides feedback from the independent and non-management directors while engaging in the agenda-building process. He is also in frequent contact with the Chairman with respect to major issues and strategic opportunities before KeyCorp, and any significant actions contemplated by KeyCorp are discussed with the Lead Director at an early stage. In addition, the Lead Director interviews all candidates for election to the Board and oversees changes to the composition of Board committees.

The independent and non-management directors also assess the effectiveness of the Lead Director annually, in connection with the annual election of a person to fill this role, and provide candid feedback on the performance of the Lead Director’s specified responsibilities. The formal evaluation process is conducted by the Board in executive session with the Lead Director excused from participation.

The Board has also taken other steps to provide for independent, effective oversight of management. Currently, 15 of the Board’s 17 members are independent directors. The Board and its committees each meet in executive session on a regular basis without the presence of management, and all Board members have complete access to management and outside advisors. Each standing committee of the Board is chaired by an independent director, and each committee (other than the Executive Committee) consists solely of independent directors. Our independent directors have extensive corporate governance and leadership experience, and many have significant public company experience. We have added five new independent directors since 2014.

Our structure enables the Board to exercise vigorous oversight of key issues relating to management development, succession and compensation, compliance and integrity, corporate governance, cybersecurity, and company strategy and risk. With respect to risk, the Board assures that Key’s risks are managed in a manner that is effective and balanced and adds value for Key’s shareholders. The Board understands Key’s risk philosophy, approves Key’s risk appetite, inquires about risk practices, reviews the portfolio of risks, compares the actual risks to the risk appetite, and is apprised of significant risks, both current and emerging, and determines whether management is responding appropriately. With respect to risk and other areas that it oversees, the Board challenges management and promotes accountability.

Since 2011, KeyCorp has been well served by Beth Mooney’s combined role as Chairman and Chief Executive Officer. Ms. Mooney’s combined leadership role has allowed her to set the overall tone and direction for KeyCorp, maintain consistency in the internal and external communication of our strategic and business priorities, and have primary responsibility for managing KeyCorp’s operations. Under Ms. Mooney’s leadership, KeyCorp completed its acquisition of First Niagara in August 2016 and is working to realize the benefits of this significant transaction in order to maximize long-term value for our shareholders.

Our many conversations between our directors and our shareholders regarding their views on Board leadership and independent oversight have confirmed our view that a strong, effective Lead Director, like Mr. Cutler, an independent Board, and independent key committees provide the independent leadership necessary to balance the combined Chairman and Chief Executive Officer role and, with the formal and informal mechanisms we have in place, result in the Board effectiveness and efficiency that our shareholders expect.

The Board annually (or more often if a new Chief Executive Officer is selected) evaluates KeyCorp’s leadership structure to assess whether it remains appropriate for the Company, taking into account a variety of factors including KeyCorp’s size, the nature of its business, the regulatory framework in which it operates, and the leadership structure of its peers. The Board believes that a primary consideration for KeyCorp is that, as a large financial institution subject to significant regulation, KeyCorp must communicate swiftly and consistently with our stakeholders, including our regulators. We believe that swift and consistent communication is significantly furthered if KeyCorp’s leadership, through our Chairman and Chief Executive Officer, speaks as a single voice on behalf of both the Board and management.

Our ongoing dialogue with our shareholders reinforces our belief that the Board should maintain the flexibility to separate or combine the Chairman and Chief Executive Officer roles. Accordingly, we believe that this shareholder proposal is not in the best interests of KeyCorp and its shareholders, and for these reasons, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Vote Required

Approval of this shareholder proposal will require the affirmative vote of a majority of the KeyCorp common shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that our shareholders vote “AGAINST” this proposal.

General Information about the Annual Meeting

Matters to Be Presented

KeyCorp’s Board of Directors is not aware of any other matter to be presented at the Annual Meeting except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares will vote on your behalf using their best judgment.

How Votes Will Be Counted

Each KeyCorp common share is entitled to one vote on each matter to be considered at the Annual Meeting.

To transact business at the Annual Meeting, a majority of KeyCorp’s outstanding common shares must be present in person or by proxy. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.

You may vote “FOR” or “AGAINST,” or choose to “ABSTAIN” from voting for, each nominee for the Board of Directors and for each of the other proposals. Generally, choosing to “ABSTAIN” from a vote is counted as a vote “AGAINST” a particular proposal. However, a vote to “ABSTAIN” from the election of any director (as in Proposal One of this proxy statement) will not be counted as a “FOR” or “AGAINST” vote. Even if you choose to “ABSTAIN” on any or every proposal, your shares will still be counted toward the quorum.

If you hold your shares through a broker, your broker’s ability to vote your shares for you is governed by the rules of the New York Stock Exchange. Without your specific instruction, a broker or other nominee may only vote your shares on routine proposals. Your broker will submit a proxy card on your behalf but leave your shares unvoted on non-routine proposals—this is known as a “broker non-vote.” Without your specific instruction, your broker will not vote your shares on Proposals One (Election of Directors), Three (Advisory Approval of KeyCorp’s Executive Compensation), Four (Advisory Approval of the Frequency of the Shareholder Vote on KeyCorp’s Executive Compensation), and Five (Shareholder Proposal Seeking an Independent Board Chairman), which the New York Stock Exchange considers “non-routine” proposals. Non-votes will not be counted “FOR” or “AGAINST” these proposals. Proposal Two is a routine matter on which your broker will vote without your instruction. Therefore, broker non-votes are not expected to occur with respect to Proposal Two. Broker non-votes will still be counted toward the quorum.

To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card in the enclosed envelope. KeyCorp common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not vote at all on an otherwise properly-executed proxy card or your properly submitted online instruction gives no voting direction whatsoever, the proxies will vote your shares “FOR” the election of the nominees named herein as directors (Proposal One), “FOR” the ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2017 (Proposal Two), “FOR” advisory approval of KeyCorp’s executive compensation (Proposal Three), for an “ANNUAL” advisory vote on executive compensation (Proposal Four), and “AGAINST” the shareholder’s proposal seeking an independent Board Chairman (Proposal Five).

Revoking a Proxy

If you have submitted your proxy and would like to revoke it, you may do so any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Secretary of KeyCorp revoking your proxy, (ii) submitting a new, subsequently dated proxy (whether by proxy card, online, or telephone), or (iii) by attending the Annual Meeting and electing to vote your shares in person. Your presence at the Annual Meeting alone will not revoke your proxy.

Cost of Proxy Solicitation

KeyCorp will pay for preparing, printing, and mailing these proxy materials. Officers and employees of KeyCorp and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for those efforts. KeyCorp has engaged D.F. King to assist in the solicitation of proxies at an anticipated cost of $15,000 plus expenses. KeyCorp will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.

Attending the Annual Meeting

In Person

If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own KeyCorp common shares before entering the meeting. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of KeyCorp common shares is proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Online Access

The Annual Meeting will be webcast live on our website: www.key.com/ir. Please visit the website before the meeting starts to determine if you need additional software to view the webcast.

Additional Information

Proxy Statement Proposals for the 2018 Annual Meeting of Shareholders

The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2018 Annual Meeting of Shareholders is the end of the business day on December 4, 2017.

Other Proposals and Director Nominations for the 2018 Annual Meeting of Shareholders

KeyCorp’s Regulations sets an advance notice procedure for director nominations and for proposals a shareholder wishes to present directly at an annual meeting (rather than submitting for inclusion in our proxy statement under Rule 14a-8). Shareholder proposals submitted outside of Rule 14a-8 for the 2018 Annual Meeting of Shareholders must be received by the Secretary of KeyCorp no less than 60 and no more than 90 days before the meeting. Article I, Section 8 of KeyCorp’s Regulations specifies the information and statements that must be included in any shareholder proposal. The KeyCorp proxy relating to the 2018 Annual Meeting of Shareholders will give the proxy holders the discretion to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in KeyCorp’s Regulations.

Shareholders who wish to nominate a person for election as a director of KeyCorp at an annual meeting must strictly comply with the requirements of Article II, Section 2(b) of KeyCorp’s Regulations, including providing notice to the Secretary of KeyCorp not less than 60 nor more than 90 days prior to the meeting. Article II, Section 2(b) of KeyCorp’s Regulations specifies the information and statements that must be included in any shareholder recommendation.

A copy of our Regulations was attached as Exhibit 3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Securities and Exchange Commission and available through its website (www.sec.gov). Upon written request to the Secretary of KeyCorp, KeyCorp will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.

Shareholder nominations or proposals should be submitted to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114. The Secretary will direct the materials to the Chair of the Nominating and Corporate Governance Committee.

Eliminating Duplicative Proxy Materials

A single Notice of Internet Availability of Proxy Materials or a single copy of our 2016 Annual Report on Form 10-K and this proxy statement will be delivered to multiple shareholders who live at the same address. If you live at the same address as another shareholder and would like to receive your own copy of the Notice of Internet Availability of Proxy Materials, 2016 Annual Report, or this proxy statement, please contact KeyCorp’s transfer agent, Computershare Investor Services, LLC, by telephone at (800) 539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. A separate copy of the Notice of Internet Availability of Proxy Materials, or of our 2016 Annual Report and this proxy statement, will be delivered to you promptly and without charge.

If you live at the same address as another shareholder and are receiving multiple copies of our proxy materials, please contact Computershare at the telephone number or address above if you only want to receive one copy of those materials.

Annual Report

KeyCorp will provide without charge to each beneficial holder of KeyCorp common shares on the record date, upon written request of any such person, a copy of our 2016 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Any such request should be made in writing to the Secretary of KeyCorp at KeyCorp’s corporate headquarters at 127 Public Square, Cleveland, Ohio 44114.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may vote using one of the methods outlined below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 18, 2017.

Vote by Internet
•	Go to www.envisionreports.com/KEY
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors								B	Proposals
The Board of Directors recommends a vote FOR the listed nominees.									The Board of Directors recommends a vote FOR Proposal 2.
1.	Nominees:	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain
	01 - Austin A. Adams	☐	☐	☐	02 - Bruce D. Broussard	☐	☐	☐	2.	Ratification of the appointment of independent auditor.	☐	☐	☐
	03 - Charles P. Cooley	☐	☐	☐	04 - Gary M. Crosby	☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 3.
	05 - Alexander M. Cutler	☐	☐	☐	06 - H. James Dallas	☐	☐	☐	3.	Advisory approval of executive compensation.	For	Against	Abstain
											☐	☐	☐
	07 - Elizabeth R. Gile	☐	☐	☐	08 - Ruth Ann M. Gillis	☐	☐	☐	The Board of Directors recommends a vote for 1 YEAR on Proposal 4.
	09 - William G. Gisel, Jr. 11 - Richard J. Hipple	☐ ☐	☐ ☐	☐ ☐	10 - Carlton L. Highsmith 12 - Kristen L. Manos	☐ ☐	☐ ☐	☐ ☐	4.	Advisory vote on the frequency of the shareholder vote on executive compensation.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

	13 - Beth E. Mooney	☐	☐	☐	14 - Demos Parneros	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 5.

	15 - Barbara R. Snyder	☐	☐	☐	16 - David K. Wilson	☐	☐	☐	5.	Shareholder proposal seeking an independent Board Chairman.	For ☐	Against ☐	Abstain ☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — KeyCorp	+

Proxy Solicited on Behalf of the Board of Directors of KeyCorp for the Annual Meeting on May 18, 2017

The undersigned hereby constitutes and appoints Beth E. Mooney, Paul N. Harris, and Kristy L. Berner, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 18, 2017, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2018 are:

Austin A. Adams, Bruce D. Broussard, Charles P. Cooley, Gary M. Crosby, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Carlton L. Highsmith, Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the fiscal year ending December 31, 2017.

3.	Advisory approval of executive compensation.

4.	Advisory vote on the frequency of the shareholder vote on executive compensation.

5.	Shareholder proposal seeking an independent Board Chairman.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, FOR Proposals 2 and 3, for 1 YEAR on Proposal 4, and AGAINST Proposal 5.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power given by the signer to vote at the said meeting or any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

SEE REVERSE SIDE

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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PLEASE PRESENT THIS NOTICE AS YOUR ADMISSION TICKET IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

Vote by Internet
•	Go to www.envisionreports.com/KEY
•	Or scan the QR code with your smartphone
•	Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

KeyCorp Shareholder Meeting to be Held on May 18, 2017

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This is not a ballot. You cannot use this notice to vote. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2017 Proxy Statement and the 2016 Annual Report on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote
When you go online to view materials, you can also vote your shares.
Step 1: Go to www.envisionreports.com/KEY to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before May 8, 2017 to facilitate timely delivery.

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The KeyCorp Annual Meeting of Shareholders will be held on May 18, 2017 at Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York 14222, at 8:30 a.m., local time.

For directions, please call (216) 689-4221.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3, for 1 YEAR on Proposal 4, and AGAINST Proposal 5:

1.	Election of Directors: the nominees of the Board of Directors whose term of office will expire in 2018 are:

Austin A. Adams, Bruce D. Broussard, Charles P. Cooley, Gary M. Crosby, Alexander M. Cutler, H. James Dallas, Elizabeth R. Gile, Ruth Ann M. Gillis, William G. Gisel, Jr., Carlton L. Highsmith, Richard J. Hipple, Kristen L. Manos, Beth E. Mooney, Demos Parneros, Barbara R. Snyder, and David K. Wilson.

2.	Ratification of the appointment of independent auditor Ernst & Young LLP for the fiscal year ending December 31, 2017.

3.	Advisory approval of executive compensation.

4.	Advisory vote on the frequency of the shareholder vote on executive compensation.

5.	Shareholder proposal seeking an independent Board Chairman.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.
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Internet – Go to www.envisionreports.com/KEY. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

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Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

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Email – Send email to investorvote@computershare.com with “Proxy Materials KeyCorp” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 8, 2017.
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